UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12

RED HAT, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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June 26, 2009

Dear Red Hat Stockholders,

It is my pleasure to invite you to Red Hat’s 2009 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, August 13, 2009, at 11:00 a.m., at our corporate headquarters, 1801 Varsity Drive, Raleigh, NC 27606. I hope you will be able to attend. You will find details regarding the meeting and the business to be conducted in the accompanying Notice of 2009 Annual Meeting of Stockholders and Proxy Statement.

This year we are pleased to furnish our proxy materials via the Internet pursuant to a U.S. Securities and Exchange Commission rule. Providing our materials to stockholders electronically allows us to leverage technology to conserve natural resources and reduce our printing and mailing costs related to the distribution of the proxy materials. As a result of this change, we are mailing to stockholders a Notice of Internet Availability of Proxy Materials for the Stockholder Meeting which contains instructions on how to access those documents over the Internet. Stockholders who wish to receive paper copies of the proxy materials may do so by following the instructions on this Notice.

Your vote is important to us. Whether or not you plan to attend the 2009 Annual Meeting, we hope you will vote as soon as possible. You may vote by telephone, over the Internet or, if you received paper copies of the proxy materials, by mail.

Thank you for your ongoing support of Red Hat.

Sincerely,

James M. Whitehurst President and Chief Executive Officer

RED HAT, INC.

1801 Varsity Drive

Raleigh, North Carolina 27606

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	11:00 a.m. on Thursday, August 13, 2009

PLACE	Red Hat’s corporate headquarters located at 1801 Varsity Drive, Raleigh, North Carolina 27606

ITEMS OF BUSINESS

1.      To elect two members to the Board of Directors, each to serve for a three-year term as a Class I director;

2.      To ratify the selection of PricewaterhouseCoopers LLP as Red Hat’s independent registered public accounting firm for the fiscal year ending February 28, 2010; and

3.      To transact such other business as may properly come before the 2009 Annual Meeting and any adjournments thereof

ADJOURNMENTS AND POSTPONEMENTS	Any action on the items of business described above may be considered at the 2009 Annual Meeting or at any time and date to which the 2009 Annual Meeting may be properly adjourned or postponed.

RECORD DATE	Stockholders of record at the close of business on June 17, 2009 are entitled to notice of, and to vote at, the 2009 Annual Meeting and at any adjournments or postponements thereof.

INSPECTION OF LIST OF STOCKHOLDERS OF RECORD	A list of stockholders of record will be available for inspection at our corporate headquarters located at 1801 Varsity Drive, Raleigh, North Carolina 27606, during ordinary business hours during the ten-day period before the 2009 Annual Meeting.

VOTING	Whether or not you plan to attend the 2009 Annual Meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet as described in accompanying Proxy Statement. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy in the pre-paid envelope provided.

By Order of the Board of Directors

Michael R. Cunningham Secretary

Raleigh, North Carolina

June 26, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING TO BE HELD ON AUGUST 13, 2009: THIS PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND THE ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT HTTP://BNYMELLON.MOBULAR.NET/BNYMELLON/RHT

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

ON AUGUST 13, 2009

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

ON AUGUST 13, 2009

INTRODUCTION

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors (“Board”) of Red Hat, Inc., to be used at our 2009 Annual Meeting of Stockholders (“Annual Meeting”) to be held at the principal executive offices of Red Hat, Inc. at 1801 Varsity Drive, Raleigh, NC 27606 on Thursday, August 13, 2009, at 11:00 a.m., and at any adjournments or postponements thereof. This Proxy Statement and the accompanying materials (or a Notice of Internet Availability of Proxy Materials) are being mailed to stockholders on or about July 3, 2009.

When we use the terms “Red Hat”, “the Company”, “we”, “us” and “our,” we mean Red Hat, Inc., a Delaware corporation.

GENERAL INFORMATION CONCERNING THE ANNUAL MEETING

Why am I receiving these materials?

We have made these proxy materials available to you over the Internet, or have delivered paper copies of these materials to you by mail, in connection with the solicitation of proxies for our Annual Meeting. These materials include information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (“SEC”) and are designed to assist you in voting on the matters presented at the Annual Meeting. Stockholders of record as of the close of business on June 17, 2009 may attend the Annual Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement.

What is included in the proxy materials?

The proxy materials include our Proxy Statement for the Annual Meeting, our 2009 Annual Report which includes our Annual Report on Form 10-K for the fiscal year ended February 28, 2009 (“Fiscal 2009”) and, if you receive a paper copy of these materials, a proxy card or voting instruction card. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”), please see “Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?” below.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?

This year, as permitted by the SEC, we are pleased to make our proxy materials available to stockholders electronically on the Internet. As a result, we are mailing the Notice to our stockholders. The Notice will allow our stockholders to access the proxy materials over the Internet and request to receive paper copies of the materials via mail. On or about July 3, 2009, the Notice (which contains instructions on how to access our proxy materials over the Internet) will be first mailed to stockholders who are eligible to vote at the Annual Meeting. Stockholders who receive the Notice will not receive a printed copy of our proxy materials by mail but may request paper copies by following the instructions provided in the Notice.

Who is eligible to vote at the Annual Meeting?

If you hold shares of Red Hat’s common stock registered in your name in the records of our transfer agent, BNY Mellon Investor Services (“BNY Mellon”), as of the close of business on June 17, 2009, you are a “stockholder of record” for purposes of the Annual Meeting and are eligible to attend and vote. If you hold shares of our common stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold your shares in “street name” and the record owner of your shares is your broker, bank or similar institution. Instructions on how to vote shares held in street name are described below under “How do I vote my shares?”

How many votes do I have?

You will have one vote for each share of our common stock owned by you, as a stockholder of record or in street name, at the close of business on June 17, 2009.

What am I being asked to vote on at the Annual Meeting?

You are being asked to vote on:

•	Item 1: the election of two directors, each to serve a three-year term; and

•	Item 2: the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2010 (“Fiscal 2010”).

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the election of the two nominees for director named in this Proxy Statement; and

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2010.

Other than the items listed in the Proxy Statement, what other business may come before the Annual Meeting?

We know of no other matters that may be brought before the Annual Meeting. However, by giving your proxy you appoint the persons named as proxies as your representatives at the Annual Meeting. If other matters are properly introduced at the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

How do I vote my shares?

For stockholders of record:    If you are eligible to vote at the Annual Meeting and are a stockholder of record, you may submit your proxy or cast your vote in one of four ways:

•

By Internet—If you have Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card.

•

By Telephone—You can also submit your proxy by telephone by following the instructions provided in the Notice, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card.

•	By Mail—If you received your proxy materials by mail, you may submit your proxy by completing the enclosed proxy card, signing and dating it and returning it in the pre-paid envelope we have provided.

•	In Person at our Annual Meeting—You can vote in person at our Annual Meeting. You must present an acceptable form of identification, such as a driver’s license, in order to gain admittance.

For holders in street name:    If you hold your shares in street name and, therefore, are not a stockholder of record, you will need to follow the specific voting instructions provided to you by your broker, bank or other similar institution. If you wish to vote in person, you must bring to our Annual Meeting a valid “legal proxy”

which you can obtain by contacting your account representative at the broker, bank or similar institution through which you hold your shares. In order to attend and vote your shares held in street name at our Annual Meeting, you will need to hand in the legal proxy, along with a signed ballot that you can request at the meeting. You will not be able to vote these shares at the Annual Meeting without a legal proxy and a signed ballot.

Can I change or revoke my proxy?

For stockholders of record:    Yes. A proxy may be changed or revoked at any time prior to the voting at the Annual Meeting by submitting a later dated proxy (including a proxy via the Internet or by telephone) or by giving written notice to our President or Corporate Secretary. You may also attend the Annual Meeting and vote your shares in person.

For holders in street name:    Yes. You must follow the specific voting instructions provided to you by your broker, bank or other similar institution to change or revoke any instructions you have already provided to them.

If I submit a proxy by Internet, telephone or mail, how will my shares be counted?

If you submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares of common stock will be voted in accordance with your instructions.

If you sign, date and return your proxy card but do not provide specific voting instructions, your shares of common stock will be voted FOR the election of the two nominees for director named in this Proxy Statement and FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2010. If any other matter properly comes before our Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

How many shares are required to approve the proposals submitted to the Annual Meeting?

Election of Directors:    Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. This means that the director nominees who receive the largest number of affirmative votes will be elected as directors up to the maximum number of nominees to be chosen at the meeting. Withhold votes and broker non-votes will not be counted toward the nominee’s achievement of a plurality. Valid proxies that do not provide specific voting instructions will be counted toward the nominee’s achievement of a plurality.

Ratification of selection of the independent registered public accounting firm and any other matters that properly come before the Annual Meeting:    The affirmative vote of the majority of shares present, in person or by proxy, and voting is required for ratification of the selection of the independent registered public accounting firm and any other matters that properly come before the Annual Meeting. Abstentions and broker non-votes will not be considered to have been voted and will have the effect of reducing the number of affirmative votes required to achieve a majority for the matter by reducing the total number of shares from which the majority is calculated. Valid proxies that do not provide specific voting instructions will be voted to ratify the selection of the independent registered public accounting firm. If any other matter properly comes before our Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

I understand that a quorum is required in order to transact business at the Annual Meeting. What constitutes a quorum?

A majority of all of our outstanding shares of common stock, entitled to vote at the Annual Meeting, in person or represented by proxy, constitutes a quorum to conduct the Annual Meeting. As of June 17, 2009 (the record date), there were 187,949,401 shares of common stock outstanding and entitled to vote at the Annual Meeting. If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered a part of the quorum. In addition, withhold votes, abstentions and broker non-votes will be counted for purposes of establishing a quorum. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What is a broker non-vote?

A broker non-vote occurs when a broker, bank or other similar institution who holds shares for another person does not vote on a matter because the institution has not received voting instructions from that person and, under New York Stock Exchange (“NYSE”) rules, does not have discretionary voting authority to vote on a matter.

How can I obtain a proxy card or voting instruction form?

If you lose, misplace or otherwise need to obtain a proxy card or a voting instruction form, please follow the applicable procedure below.

For stockholders of record:        Please follow the instructions provided on the Notice.

For holders in street name:        Please contact your account representative at your broker, bank or other similar institution.

Who counts the votes?

Votes are counted by BNY Mellon, our transfer agent and registrar, and are then certified by a representative of BNY Mellon appointed by the Board to serve as our Inspector of Election.

How can I obtain directions to the Annual Meeting?

You may contact Red Hat Investor Relations at 919-754-3700.

Who pays for the expenses of this proxy solicitation?

Red Hat will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of our proxy materials and the proxy card. We may also reimburse brokerage firms and other persons representing stockholders who hold their shares in street name for reasonable expenses incurred by them in forwarding proxy materials to such stockholders. In addition, certain directors, officers and regular employees, without additional remuneration, may solicit proxies by personal interviews, telephone, facsimile, email and other methods of electronic communication.

Where can I find vote results after the Annual Meeting?

We intend to publish final vote results in our Quarterly Report on Form 10-Q for our fiscal quarter ending August 31, 2009.

How can I obtain more information about Red Hat?

Copies of this Proxy Statement and our Annual Report on Form 10-K are available online at http://BNYMellon.mobular.net/bnymellon/rht or at www.redhat.com under “Company—Company Profile—Investor Relations—SEC Filings and Financial Information.” Stockholders may request a copy of our Annual Report free of charge by contacting:

Investor Relations

1801 Varsity Drive

Raleigh, NC 27606

Phone: 919-754-3700

E-mail: investors@redhat.com

Copies of the exhibits listed on the exhibit index to the Annual Report may be obtained upon request and payment of the Company’s reasonable expenses in furnishing the requested exhibit.

ITEM NO. 1—ELECTION OF DIRECTORS

Our Board consists of nine directors divided into three classes. One class of directors is elected annually, and each class serves for a term of three years. The term of the Class I directors will expire at this Annual Meeting. The class makeup of the Board is as follows:

Class	Directors	Term Expires
I	W. Steve Albrecht, Micheline Chau, Marye Anne Fox	2009
II	Jeffrey J. Clarke, General H. Hugh Shelton (U.S. Army Retired), Matthew J. Szulik	2010
III	Narendra K. Gupta, William S. Kaiser, James M. Whitehurst	2011

Dr. W. Steve Albrecht, a member of our Board since April 2003, is a Class I director but has resigned from the Board effective June 30, 2009 and will not stand for reelection. The Board is currently in the process of identifying potential candidates to fill the vacancy which will be left by Dr. Albrecht. This vacancy may be filled by majority vote of the remaining directors.

Nominees for Election to the Board of Directors

The Board has nominated Class I directors Micheline Chau, a member of our Board since November 2008, and Marye Anne Fox, a member of our Board since January 2002, for three-year terms ending in 2012. Each nominee indicated an intention to serve if elected and will hold office for her term and until a successor has been elected and qualified or until her earlier resignation or removal. In the event that either of the nominees should be unable or unwilling to serve, proxies may be voted for the election of some other person, or for fixing the number of directors at a lesser number. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Below is certain information about the nominees’ backgrounds.

Micheline Chau, 56, has served as a director since November 2008. Since April 2003, Ms. Chau has served as President and Chief Operating Officer of Lucasfilm Ltd. She is also a member of its board of directors. Prior to serving as President and Chief Operating Officer, Ms. Chau served as Lucasfilm’s Chief Financial Officer from 1991 to April 2003. Prior to joining Lucasfilm, Ms. Chau was Chief Financial/Administrative Officer for Bell Atlantic Healthcare Systems.

Marye Anne Fox, 61, has served as a director since January 2002. Since August 2004, Dr. Fox has served as the Chancellor of the University of California, San Diego. From August 1998 until July 2004, Dr. Fox served as the Chancellor of North Carolina State University. Dr. Fox is an elected member of the National Academy of Sciences. Dr. Fox also serves on the board of directors of W.R. Grace & Co. (NYSE:GRA), a specialty chemicals and materials company, and Boston Scientific Corporation (NYSE:BSX), a developer, marketer and manufacturer of medical devices.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR

THE ELECTION OF

MICHELINE CHAU AND MARYE ANNE FOX

TO THE COMPANY’S BOARD OF DIRECTORS

Members of the Board Continuing to Serve

The following directors will continue to serve on our Board. Below is certain information about their backgrounds.

Jeffrey J. Clarke, 47, has served as a director since November 2008. Since April 2006, Mr. Clarke has served as the President and CEO of Travelport, Inc. and as a member of its board of directors since May 2006. From April 2004 until April 2006, Mr. Clarke was the Chief Operating Officer of CA, Inc. (formerly Computer Associates). From May 2002 through November 2003, Mr. Clarke was an Executive Vice President of Hewlett-Packard Company. Mr. Clarke also serves as the Chairman of the board of directors of Orbitz Worldwide Ltd. (NYSE:OWW), a global online travel company, and as a director of UTStarcom, Inc. (NASDAQ:UTSI), a provider of IP-based networking and telecommunications solutions.

Narendra K. Gupta, 60, has served as a director since November 2005. Since December 2006, Dr. Gupta has served as a Managing Director of Nexus India Capital. From June 2004 until January 2005, Dr. Gupta served as the Interim President/CEO of QuickEagle Networks, a telecom equipment company. In 1980, Dr. Gupta co-founded Integrated Systems Inc. (“ISI”), a provider of products for embedded software development, which went public in 1990. Dr. Gupta served as ISI’s President and CEO from founding until 1994 and as Chairman until 2000 when ISI merged with Wind River Systems, Inc., a provider of device software optimization solutions. Dr. Gupta served as Wind River’s Interim President/CEO from June 2003 to January 2004. Dr. Gupta also serves on the board of directors of Wind River (NASDAQ:WIND), as its Vice Chairman, and Tibco Software Inc. (NASDAQ:TIBX), a provider of service-oriented architecture and business process management enterprise software.

William S. Kaiser, 53, has served as a director since September 1998. Mr. Kaiser has been employed by Greylock Management Corporation, a venture capital firm, since May 1986 and has been one of the general partners of the Greylock Limited Partnerships since January 1988. Mr. Kaiser also serves on the board of directors of several private companies and of Constant Contact, Inc. (NASDAQ:CTCT), a provider of email marketing and online surveys for small organizations.

General H. Hugh Shelton, 67, U.S. Army (Retired), has served as a director since April 2003 and as Lead Director since March 2008. From January 2002 until April 2005, General Shelton served as the President, International Operations, for M.I.C. Industries, an international manufacturing company. General Shelton served as the 14th Chairman of the Joint Chiefs of Staff from October 1997 until September 2001. General Shelton also serves as the Chairman of the board of directors of Protective Products of America, Inc. (TSX:PPA), a manufacturer of protective armor products.

Matthew J. Szulik, 52, has served as Chairman of the Board since April 2002, and as a director since April 1999. Mr. Szulik also served as the Company’s Chief Executive Officer from November 1999 and as President from November 1998 until his retirement from these positions in January 2008. Prior to his service as President and CEO, Mr. Szulik served as Chief Operating Officer from November 1998 to April 1999. From September 1997 to October 1998, Mr. Szulik served as President of Relativity Technologies, Inc., a computer software company. Prior to joining Relativity Technologies, Inc., Mr. Szulik served as an executive with Sapiens International N.V. and MapInfo Corporation.

James M. Whitehurst, 41, has served as the President and Chief Executive Officer of Red Hat and as a member of the Board since January 2008. Mr. Whitehurst previously served as the Chief Operating Officer of Delta Air Lines, Inc. from July 2005 to August 2007. Prior to that time, Mr. Whitehurst served as the Senior Vice President and Chief Network and Planning Officer of Delta from May 2004 to July 2005 and Senior Vice President—Finance, Treasury & Business Development of Delta from January 2002 to May 2004. Delta filed for bankruptcy in September 2005.

ITEM NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for Fiscal 2010. During Fiscal 2009, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and also provided certain tax and other audit related services as described below.

Although stockholder ratification of our independent registered public accounting firm is not required under Delaware law or under our Amended and Restated Certificate of Incorporation, as amended, or our Amended and Restated By-Laws (“By-laws”), the Company believes it is advisable and has decided to provide our stockholders with the opportunity to ratify this selection. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2010, the Audit Committee will evaluate what would be in the best interests of the Company and its stockholders and consider whether to select a new independent registered public accounting firm for Fiscal 2010 or whether to wait until the completion of the audit for the fiscal year before considering a change in our independent registered public accounting firm.

Representatives of PricewaterhouseCoopers LLP are expected to attend our Annual Meeting, will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR

THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, billed to the Company for each of the last two fiscal years.

Fee Category	Fiscal Year Ended February 28, 2009	Fiscal Year Ended February 29, 2008
Audit Fees (1)	$1,312,294	$1,163,782
Audit-Related Fees (2)	$248,589	$240,359
Tax Fees (3)	$32,839	$26,209
All Other Fees (4)	$1,500	$12,250

Total Fees	$1,595,222	$1,442,600

(1)	“Audit Fees” consist of fees for the audit of the Company’s financial statements, the review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)	“Audit-Related Fees” consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and which are not reported under “Audit Fees.” For both Fiscal 2009 and the fiscal year ended February 29, 2008 (“Fiscal 2008”), fees for assistance with merger and acquisition activities comprise substantially all of the amounts described.
(3)	“Tax Fees” consist of fees for tax compliance, tax advice and tax planning services. For Fiscal 2009, fees for assistance with transfer pricing matters, non-U.S. subsidiary taxes and advice related to tax credits comprise substantially all of the amounts described. For Fiscal 2008, fees for assistance with transfer pricing matters comprise substantially all of the amounts described.

(4)	“All Other Fees” consist of fees for products and services provided by the independent registered public accounting firm other than for the services reported above in Audit Fees, Audit-Related Fees or Tax Fees. For Fiscal 2009, fees for utilization of a research tool comprise substantially all of the amount described. For Fiscal 2008, fees consist of the utilization of a research tool and assistance with an economic development presentation.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee may delegate and has delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its independent registered public accounting firm. The Audit Committee also may delegate this pre-approval authority to other individual members of the Audit Committee from time to time. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee. In Fiscal 2009, all audit and non-audit services provided by the independent registered public accounting firm were pre-approved by the Audit Committee.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The tables below set forth, as of May 29, 2009 (unless otherwise indicated), certain information regarding beneficial ownership of our common stock. We determine beneficial ownership of our common stock in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares of common stock which the individual has the right to acquire on or before July 28, 2009 through the exercise of options or through the conversion of deferred stock units (“DSUs”). DSUs are described in more detail below in the sections entitled “Corporate Governance and Board of Directors Information—Compensation of Directors” and “Compensation and Other Information Concerning Executive Officers—Compensation Discussion and Analysis—Components of Compensation—Equity Compensation.” Any reference in the footnotes to this table to shares subject to options or DSUs refers only to shares of common stock underlying options and DSUs that the individual or entity has the right to acquire on or before July 28, 2009 which vest on or before July 28, 2009. As of May 29, 2009, we had 188,702,533 shares of common stock outstanding. For purposes of computing the percentage and amount of outstanding shares of common stock held by each individual or entity, any shares which that individual or entity has the right to acquire on or before July 28, 2009 are deemed to be outstanding for the individual or entity but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other individual, entity or group.

Ownership by Our Directors and Executive Officers

We believe that stock ownership by our directors, executive officers and employees helps to align their interests with the interests of our stockholders. The following table includes information regarding the amount of our common stock beneficially owned by our directors, director nominees and our executive officers identified as “Named Officers” in the section below entitled “Compensation and Other Information Concerning Executive Officers—Current Executive Officers”, and all of our directors and Named Officers as a group, as of May 29, 2009.

Name of Beneficial Owner (1)	Title(s)	Amount and Nature of Beneficial Ownership (2)	Percent of Common Stock Outstanding
Matthew J. Szulik (3)	Class II Director and Chairman of the Board	5,715,234	2.94%

Charles E. Peters, Jr. (4)	Executive Vice President and Chief Financial Officer	499,140	*

William S. Kaiser (5)	Class III Director	495,318	*

Paul J. Cormier (6)	Executive Vice President and President, Products and Technologies	461,108	*

James M. Whitehurst (7)	Class III Director and President and Chief Executive Officer	387,284	*

Michael R. Cunningham (8)	Executive Vice President, General Counsel and Secretary	300,916	*

Alex Pinchev (9)	Executive Vice President and President, Global Sales, Services and Field Marketing	214,073	*

Name of Beneficial Owner (1)	Title(s)	Amount and Nature of Beneficial Ownership (2)	Percent of Common Stock Outstanding
Marye Anne Fox (10)	Class I Director	126,544	*

Gen. H. Hugh Shelton, U.S. Army (Retired) (11)	Lead Director and Class II Director	88,392	*

W. Steve Albrecht (12)	Class I Director	69,862	*

Narendra K. Gupta (13)	Class III Director	62,595	*

Jeffrey J. Clarke (14)	Class II Director	21,921	*

Micheline Chau (15)	Class I Director	20,242	*

All executive officers and directors as a group (13 persons) (16)		8,462,629	4.32%

*	Less than one percent of the Company’s outstanding common stock.
(1)	The address for each beneficial owner in the table above is c/o Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina 27606.
(2)	The persons named in the table have sole voting and investment power (or share such power with his or her spouse) with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below and subject to community property laws, if applicable. The inclusion herein of any shares of common stock does not constitute an admission of direct or indirect beneficial ownership of those shares.
(3)	Consists of (i) 214,769 shares of common stock, (ii) 5,408,277 shares of common stock issuable upon exercise of stock options and (iii) 92,188 shares of restricted stock vesting over four years from the date of grant.
(4)	Consists of (i) 24,685 shares of common stock, (ii) 421,562 shares of common stock issuable upon exercise of stock options and (iii) 52,893 shares of restricted stock vesting over four years from the date of grant.
(5)	Consists of (i) 350,359 shares of common stock, (ii) 67,500 shares of common stock issuable upon exercise of stock options, (iii) 7,345 shares of restricted stock vesting one year from the date of grant and (iv) 70,114 shares of common stock held of record by Greylock X GP Limited Partnership and Greylock X-A Limited Partnership (the “Greylock Partnerships”). Mr. Kaiser, a general partner of the Greylock Partnerships, disclaims beneficial ownership of shares held by the Greylock Partnerships except as to his proportionate partnership interest in these partnerships.
(6)	Consists of (i) 84,310 shares of common stock, (ii) 322,812 shares of common stock issuable upon exercise of stock options and (iii) 53,986 shares of restricted stock vesting over four years from the date of grant.
(7)	Consists of (i) 43,534 shares of common stock, (ii) 125,000 shares of common stock issuable upon exercise of stock options and (iii) 218,750 shares of restricted stock vesting over four years from the date of grant.
(8)	Consists of 38,874 shares of common stock, (ii) 215,575 shares of common stock issuable upon exercise of stock options and (iii) 46,467 shares of restricted stock vesting over four years from the date of grant.
(9)	Consists of (i) 31,219 shares of common stock, (ii) 129,687 shares of common stock issuable upon exercise of stock options and (iii) 53,167 shares of restricted stock vesting over four years from the date of grant.
(10)	Consists of (i) 2,150 shares of common stock, (ii) 105,000 shares of common stock issuable upon exercise of stock options, (iii) 7,345 shares of restricted stock vesting one year from the date of grant and (iv) 12,049 shares of common stock issuable upon conversion of DSUs.
(11)	Consists of (i) 11,522 shares of common stock, (ii) 69,525 shares of common stock issuable upon exercise of stock options and (iii) 7,345 shares of restricted stock vesting one year from the date of grant.
(12)	Consists of (i) 3,500 shares of common stock, (ii) 53,767 shares of common stock issuable upon exercise of stock options, (iii) 7,345 shares of restricted stock vesting one year from the date of grant and (iv) 5,250 shares of common stock issuable upon conversion of DSUs.
(13)	Consists of (i) 50,000 shares of common stock issuable upon exercise of stock options, (ii) 2,095 shares of restricted stock vesting one year from the date of grant and (iii) 10,500 shares of common stock issuable upon conversion of DSUs.
(14)	Consists of (i) 20,242 shares of restricted stock vesting over three years from the date of the grant and (ii) 1,679 shares of common stock issuable upon conversion of DSUs.
(15)	Consists of 20,242 shares of restricted stock vesting over three years from the date of grant.

(16)	Consists of (i) 875,036 shares of common stock, (ii) 6,968,705 shares of common stock issuable upon exercise of stock options, (iii) 589,410 shares of restricted stock vesting over either one year, three years, or four years from the date of grant and (iv) 29,478 shares of common stock issuable upon conversion of DSUs.

Ownership of More than 5% of Our Common Stock

The following table sets forth information on each person or entity who, we believe, beneficially owns more than 5% of our common stock (“5% Stockholder”) as of May 29, 2009.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding (1)
T. Rowe Price Associates, Inc. (2) 100 East Pratt Street Baltimore, MD 21202	24,917,072	13.20%

Wellington Management Company, LLP (3) 75 State Street Boston, MA 02109	21,529,565	11.41%

FMR LLC (4) 82 Devonshire Street Boston, MA 02109	18,591,191	9.85%

Capital World Investors (5) 333 South Hope Street Los Angeles, CA 90071	13,708,160	7.26%

AXA Financial, Inc. (6) 1290 Avenue Of The Americas New York, NY 10104	13,426,147	7.11%

(1)	Percentages are calculated based on our common stock outstanding as of May 29, 2009.
(2)	Based on a Schedule 13G/A filed with the SEC on February 11, 2009, T. Rowe Price Associates, Inc. (“Price Associates”) reported sole voting power over 7,436,066 shares and sole dispositive power over 24,917,072 shares. These securities are owned by various individual and institutional investors for which Price Associates serves as investment advisor with the power to direct investments and/or the sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(3)	Based on a Schedule 13G/A filed with the SEC on February 17, 2009, Wellington Management Company, LLP reported shared voting power over 16,878,885 shares and shared dispositive power over 21,459,165 shares. Wellington Management Company, LLP, in its capacity as investment adviser, may be deemed to beneficially own 21,529,565 shares which are held of record by clients.
(4)

Based on a Schedule 13G/A filed with the SEC on February 17, 2009. FMR LLC reported sole voting power over 700 shares and sole dispositive power of 18,591,191 shares. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC and an investment advisor under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 18,584,591 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 6,600 shares as a result of its serving as investment manager of institutional accounts owning such shares. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 17,997,391 shares of common stock. Edward C. Johnson 3rd and FMR LLC through its control of Fidelity and the Funds, each has sole power to dispose of the 18,584,591 shares owned by the Funds.

(5)	Based on a Schedule 13G/A filed with the SEC on February 12, 2009, Capital World Investors (a division of Capital Research and Management Company (“CRMC”) reported sole voting power over 8,406,620 shares and sole dispositive power over 13,708,160 shares. Capital World Investors is deemed to be the beneficial owner of 13,708,160 shares of common stock as a result of CRMC acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors disclaims beneficial ownership of such shares.
(6)	Based on a Schedule 13G/A filed with the SEC on February 13, 2009, AXA, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Financial, Inc. reported sole voting over 11,431,010 shares and sole dispositive power over 13,426,147 shares. AXA Financial, Inc. is owned by AXA. AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, as a group, control AXA. AllianceBernstein L.P., a subsidiary of AXA Financial, Inc., reported sole voting power over 11,387,315 shares and sole dispositive power over 13,339,402 shares. Shares were acquired solely for investment purposes on behalf of client discretionary investment advisory accounts. AXA Equitable Life Insurance Company, another subsidiary of AXA Financial, Inc., reported sole voting power over 43,695 shares and sole dispositive power over 86,745 shares. Shares were acquired solely for investment purposes. Each of the Mutuelles AXA, as a group, and AXA expressly declares that the filing of its Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by the Schedule 13G.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS INFORMATION

Our Board believes that good corporate governance is an important element in managing Red Hat for the long-term benefit of stockholders. Regular review and assessment of existing governance practices is an ongoing process for our Board. This section describes our key corporate governance policies and practices. All of Red Hat’s current corporate governance documents and policies, including its Corporate Governance Guidelines, Code of Business Conduct and Ethics and committee charters, are available at www.redhat.com and in print to any stockholder. Requests for paper copies may be addressed to Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina 27606, Attn: Corporate Secretary.

Key Governance Policies

Code of Business Conduct and Ethics

The Board has adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and our principal accounting officer or controller, or anyone performing similar functions. We have posted a current copy of our Code of Business Conduct and Ethics on our website, www.redhat.com. In addition, we intend to post on our website all disclosures that are required by law or by NYSE listing standards with respect to amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines which provide a framework for the conduct of the Board’s business. Highlights of our Corporate Governance Guidelines include, among other things, that:

•	the principal responsibility of the directors is to oversee the management of the Company;

•	a majority of the members of the Board must be independent directors;

•	the independent directors are to meet regularly in executive session;

•	the non-management directors are to meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Related Person Transactions

We have adopted a written Related Person Transaction Policy for the review of transactions, arrangements or relationships between related persons and Red Hat. A “related person” is defined under SEC regulations to include our directors, director nominees, executive officers and 5% stockholders (or their immediate family members). Related person transactions are transactions, arrangements or relationships in which Red Hat is a participant, the amount involved exceeds $120,000, and a related person (as defined above) has a direct or indirect material interest.

Related persons must notify our General Counsel of any proposed transaction with us. The General Counsel will then refer the proposed related person transaction to our Audit Committee for review and approval prior to entry into the transaction, whenever practicable. If advance review and approval is not practicable, the Audit Committee will review, and in its discretion, may ratify the related person transaction at its next regularly scheduled meeting.

The Audit Committee will consider the proposed transaction at its next regularly scheduled meeting. The Chairman of the Audit Committee may also review and approve transactions between meetings subject to ratification by the Audit Committee at its next regularly scheduled meeting. Transactions which are ongoing will be reviewed annually.

In reviewing the proposed transactions, the Committee will take into account those factors it considers appropriate, which may include the following:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of the Company;

•	whether the terms of the transaction are no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Company of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if it determines that, in light of all of the circumstances, the transaction is in, or is not inconsistent with, the Company’s best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate. The Related Person Transaction Policy provides that transactions involving compensation of executive officers will be reviewed and approved by the Compensation Committee of the Board in accordance with its charter.

The Audit Committee reviewed and ratified the following transactions:

•

FMR LLC beneficially owns, based on its holdings reported in a Schedule 13G/A filed with the SEC on February 17, 2009, 18,591,191 shares (or approximately 9.85%) of our outstanding common stock. During Fiscal 2009, we paid an affiliate of FMR LLC approximately $54,000 to provide 401(k) plan administration and other services. Affiliates of FMR LLC purchased approximately $1,037,000 in goods and services from us during Fiscal 2009. We believe that each of the transactions described above was carried out on terms that were in the aggregate no less favorable to us than those that would have been obtained from an unrelated third party. In addition to the payments described above, fees were paid to one or more affiliates of FMR LLC by participants in our equity compensation and 401(k) plans in the form of commissions and brokerage fees generated on various transactions.

•

AXA Financial, Inc. beneficially owns, based on its holdings reported in a Schedule 13G/A filed with the SEC on February 14, 2009, 13,426,147 shares (or approximately 7.11%) of our outstanding common stock. Affiliates of AXA Financial, Inc. purchased approximately $163,000 in goods and services from us during Fiscal 2009. We believe that the transaction described above was carried out on terms that were in the aggregate no less favorable to us than those that would have been obtained from an unrelated third party.

Board Independence

Our Board is composed of at least a majority of directors who are considered independent. As described below, the Board has determined that seven of our nine directors (including Dr. Albrecht, who has resigned from the Board effective June 30, 2009) are independent directors. For a director to be considered independent under the NYSE rules, the Board must determine that a director does not have a direct or indirect material relationship with Red Hat (other than as a director) that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case by case basis in light of all relevant facts and circumstances.

The Board makes its independence determination on an annual basis at the time it approves director nominees for inclusion in the annual Proxy Statement and, if a director joins the Board in the interim, at such time. On an annual basis we require each member of our Board to complete an independence questionnaire designed to provide information to assist the Board in determining whether the director is independent under the NYSE listing standards and our Corporate Governance Guidelines. In making the independence determinations in connection with the preparation of this Proxy Statement, the following relationships were considered:

•

Mr. Clarke is the President and CEO of Travelport, Inc., the parent company of the Travelport group of companies that offer broad-based services to businesses operating in the global travel industry. Worldspan, a subsidiary of Travelport, Inc., has, in the ordinary course of business, purchased goods and services from us; however, during Fiscal 2009 the amounts involved were below NYSE-prescribed limits.

•

General Shelton is a consultant and sits on the Board of Advisors to Northrop Grumman Corporation. Northrop Grumman, a global security corporation, and its subsidiaries, directly and through our channel partners have, in the ordinary course of business, purchased goods and services from us; however, during Fiscal 2009 the amounts involved were below NYSE-prescribed limits.

•

Dr. Gupta’s brother is the President, Risk, Information Management & Banking Group, Chief Risk Officer of American Express Company. American Express Company and Red Hat have, in the ordinary course of business, purchased goods and services from each other; however, during Fiscal 2009 the amounts involved were below NYSE-prescribed limits.

After considering relationships between the directors and Red Hat, the Board affirmatively determined that all of the following directors meet the criteria as outlined by the NYSE and in the judgment of our Board are independent: Dr. Albrecht, Ms. Chau, Mr. Clarke, Dr. Fox, Dr. Gupta, Mr. Kaiser and General Shelton. The Board has determined that Mr. Szulik, who resigned as our President and CEO effective as of January 1, 2008, and Mr. Whitehurst, who is our current President and CEO are not independent Mr. Szulik is considered a non-management director.

Key Board Practices

Lead Director

Our Board has created a Lead Director position. The Lead Director is nominated by the Nominating and Corporate Governance Committee and is approved by a majority of the independent directors. Unless the Board determines that there are special circumstances, an individual will serve as Lead Director for no more than three consecutive years. General Shelton currently serves as our Lead Director and has held this position since March 2008. Responsibilities of the Lead Director include:

•	chairing any meeting of the non-management and independent directors in executive session;

•	meeting with any director who is not adequately performing his or her duties as a member of the Board or any committee;

•	facilitating communications between other members of the Board and the Chairman of the Board and the CEO (however, each director is free to communicate directly with the Chairman and with the CEO);

•	working with the Chairman of the Board in the preparation of the agenda for each Board meeting and in determining the need for special meetings of the Board; and

•	consulting with the Chairman of the Board and the CEO on matters relating to corporate governance and Board performance.

Board Meetings and Attendance

The Board met 12 times during Fiscal 2009, either in person or by teleconference. As stated in our Corporate Governance Guidelines, directors are expected to attend all meetings of the Board and of the Board committees that they sit on. In addition, all of our directors are expected to attend our Annual Meeting. All members of our Board attended at least 75% of the meetings of the Board and the committees on which they served. Each member of our Board who was serving on the date of our 2008 Annual Meeting attended the Annual Meeting.

Executive Sessions

Our non-management and our independent directors meet in separate regularly scheduled executive sessions, without management. The Lead Director chairs these sessions.

Mandatory Retirement of Directors

Under our Corporate Governance Guidelines, any director who reaches the age of 75 while serving as a director will retire from the Board at the end of his or her term.

Stock Ownership Guidelines

In April 2006, the Compensation Committee approved stock ownership guidelines for executive officers and independent directors. These guidelines were approved in June 2006 by the Board with an effective date of August 17, 2006. The guidelines state that within three years of the date the guidelines became effective, or within three years after becoming a director, independent directors will be subject to a stock ownership requirement of at least 5,000 shares of common stock. As of the end of Fiscal 2009, each independent director had met the guidelines or was not yet subject to them. Our Stock Ownership Guidelines are further described below in the section entitled “Compensation and Other Information Concerning Executive Officers—Compensation Discussion and Analysis—Stock Ownership Guidelines.”

Identification and Evaluation of Director Candidates

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating candidates and recommending proposed director nominees to the Board. The Nominating and Corporate Governance Committee will consider candidates proposed or suggested by other members of the Board, members of executive management, third-party search firms retained by the Nominating and Corporate Governance Committee and stockholders. During Fiscal 2009, the committee retained a search firm to assist with identification of qualified director nominees.

Our Corporate Governance Guidelines set forth the standards for evaluating candidates as director nominees. The Nominating and Corporate Governance Committee and the Board consider the qualification of individual candidates according to criteria that include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Additionally the Nominating and Corporate Governance Committee evaluates the candidate in the context of the overall experience and expertise represented by the Board to ensure that the Board will have an appropriate mix of qualifications and perspectives in order to best represent the interests of the stockholders.

Stockholders who wish to recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates may do so by submitting candidate names, together with appropriate biographical information and background materials and a statement setting forth the percentage of our common stock beneficially owned by the stockholder or group of stockholders making the recommendation for the year preceding the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina 27606. Assuming the appropriate biographical and background material have been provided on a timely basis, the Committee will evaluate any such stockholder-recommended candidates by following the same process, and applying the same criteria, as it follows for candidates submitted by others.

Communicating with Directors

Stockholders and other interested parties who wish to communicate with our Lead Director or non-management members of the Board as a group, or any Board committee may do so by writing to the following address: Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina 27606, Attn: Lead Director or Non-Management Directors or Committee Chairperson. For further information, please refer to our website www.redhat.com under “Company—Company Profile—Investor Relations—Contact the Board.”

Committees of the Board

Our Board has established three standing committees—Audit, Compensation, and Nominating and Corporate Governance—each of which operates under a written charter approved by the Board and is available on our website www.redhat.com under “Company—Company Profile—Investor Relations—Corporate Governance.”

The table below provides membership for each of our Board committees during Fiscal 2009:

Name	Audit	Compensation	Nominating and Corporate Governance
Dr. Albrecht	X (Chair)	X
Dr. Fox	X		X
Dr. Gupta		X	X
Mr. Kaiser	X		X (Chair)
General Shelton (Lead Director)		X (Chair)	X

In March 2009, the Nominating and Corporate Governance Committee recommended, and the Board approved, the following committee assignments. The table below reflects the current membership for each of our Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Dr. Albrecht	X (Chair)		X
Ms. Chau		X	X
Mr. Clarke	X	X
Dr. Fox		X	X (Chair)
Dr. Gupta	X	X (Chair)
Mr. Kaiser	X		X
General Shelton (Lead Director)	X	X

The Board has determined that all of the members of the Audit, Compensation and the Nominating and Corporate Governance Committee are independent in accordance with the standards set forth in our corporate governance polices and those applicable to companies listed on the NYSE. As previously disclosed, Mr. Szulik, who resigned as our President and CEO effective January 1, 2008, and Mr. Whitehurst, who is our current President and CEO, are not considered independent under the NYSE rules and do not sit on any committees of the Board.

Audit Committee

The Audit Committee met nine times during Fiscal 2009. The Audit Committee currently consists of five members. Dr. Albrecht has resigned from the Board and all committees on which he serves effective June 30, 2009. At its June 2009 meeting, the Audit Committee elected Mr. Clarke Chairman of the Audit Committee, effective immediately following the time at which Dr. Albrecht’s resignation becomes effective. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that all of the members of our Audit Committee are independent as defined by Rule 10A-3 under the applicable SEC rules and that each of Dr. Albrecht and Mr. Clarke is an “audit committee financial expert” as defined by the SEC rules.

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of the Company’s independent registered public accounting firm;

•

overseeing the work of the Company’s independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the Company’s independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring internal control over financial reporting, disclosure controls and procedures and the Code of Business Conduct and Ethics;

•	discussing the Company’s risk management policies;

•

establishing policies regarding hiring of present or former partners, stockholders, principals or employees of the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with the Company’s internal auditing staff, independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules (which is included below in the subsection entitled “Audit Committee Report”).

The Audit Committee’s Charter limits a director to service on the audit committees of no more than two public companies (in addition to Red Hat’s) without the approval of our Board. Dr. Albrecht currently serves on the audit committees of three public companies in addition to ours. The Board has discussed with Dr. Albrecht his audit committee memberships and evaluated the existing demands on his time. Based on these discussions, the Board concluded that such simultaneous service does not impair Dr. Albrecht’s ability to continue to effectively serve on our Audit Committee. As noted above, Dr. Albrecht resigned from the Audit Committee effective June 30, 2009.

Compensation Committee

The Compensation Committee met nine times during Fiscal 2009. The Compensation Committee currently consists of five members. The Compensation Committee may form one or more subcommittees and delegate authority to its subcommittees as it deems appropriate under the circumstances.

The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	determining the CEO’s compensation;

•	reviewing and approving, or making recommendations to the Board with respect to, the compensation of the Company’s other executive officers;

•	overseeing an evaluation of the Company’s management;

•	overseeing and administering the Company’s cash and equity incentive plans; and

•	reviewing and making recommendations to the Board with respect to director compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met four times during Fiscal 2009. The Nominating and Corporate Governance Committee currently consists of four members. As noted above, Dr. Albrecht resigned from the Nominating and Corporate Governance Committee effective June 30, 2009.

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	developing and recommending corporate governance principles to the Board; and

•	overseeing an annual evaluation of the Board.

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for Fiscal 2009 that are included in the Company’s Annual Report on Form 10-K for the same fiscal year.

As noted above, the Audit Committee operates under a written charter adopted by the Board on December 22, 2003, which was amended and restated on November 2, 2007. A copy of the Audit Committee Charter is available at the Company’s website at www.redhat.com.

The membership of the Audit Committee and its responsibilities are described above in the subsection entitled “Committees of the Board.”

Conduct of Audit Committee Meetings

The Audit Committee’s agenda is established by its chairperson with input from the committee members and Company’s CFO. Audit Committee meetings are designed to facilitate and encourage communication among members of the Audit Committee and management.

During its Fiscal 2009 meetings, the Audit Committee reviewed and discussed various financial and regulatory issues, the report of the Company’s internal auditors and a summary of calls received on the Company’s anonymous reporting telephone hotline with respect to fraud, theft, accounting and control matters. The Audit Committee also had separate executive sessions with representatives of PricewaterhouseCoopers LLP, and as needed with the Company’s CFO, Director of Internal Audit and General Counsel, at which meetings candid discussions of financial management, accounting, internal controls, legal and compliance issues took place. Additionally, the Audit Committee’s chairperson held separate discussions from time to time with representatives of PricewaterhouseCoopers LLP, and the Company’s CFO, Director of Internal Audit and General Counsel.

Audit Committee Review of Periodic Reports

The Audit Committee reviews each of the Company’s quarterly and annual reports, including Management’s Discussion and Analysis of Financial Condition and Results of Operations. As part of this review, the Audit Committee discusses the reports with the Company’s management and considers the audit reports prepared by the independent registered public accounting firm about the Company’s annual reports, as well as related matters such as the quality (and not just the acceptability) of the Company’s accounting principles, alternative methods of accounting under U.S. generally accepted accounting principles and the preferences of the independent registered public accounting firm in this regard, the Company’s critical accounting policies and the clarity and completeness of the Company’s financial and other disclosures.

Audit Committee’s Role in Connection with the Company’s Report on Internal Controls

The Audit Committee reviewed management’s report on internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002 and related rules. As part of this review, the Audit Committee reviewed the bases for management’s conclusions in that report and the report of the independent registered public accounting firm on internal control over financial reporting. Periodically during Fiscal 2009, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the status of remediation of deficiencies.

Audit Committee’s Role in Connection with the Financial Statements and Controls of the Company

Management of the Company has primary responsibility for the Company’s financial statements and internal control over financial reporting. The independent registered public accounting firm has responsibility for the integrated audit of the Company’s financial statements and internal control over financial reporting. The responsibility of the Audit Committee is to oversee financial and control matters, among other responsibilities fulfilled by the Audit Committee under its charter. The Audit Committee meets regularly with the independent registered public accounting firm, without the presence of management, to help ensure candid and constructive discussions about the Company’s compliance with accounting standards and best practices among public companies comparable in size and scope to the Company. The Audit Committee also reviews with its outside advisors material developments in accounting that may be pertinent to the Company’s financial reporting practices.

Review and Discussions with Independent Registered Public Accounting Firm

In its meetings with representatives of PricewaterhouseCoopers LLP, the Audit Committee asked the independent registered public accounting firm to address and discuss its responses to several questions that the Audit Committee believed were particularly relevant to its oversight. These questions included:

•

Are there any significant judgments made by management in preparing the financial statements that would have been made differently had the independent registered public accounting firm prepared and been responsible for the financial statements?

•

Based on the independent registered public accounting firm’s experience, and its knowledge of the Company, do the Company’s financial statements fairly present, in all material respects, to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with U.S. generally accepted accounting principles and SEC disclosure requirements?

•

Based on the independent registered public accounting firm’s experience, and its knowledge of the Company, has the Company implemented internal controls over financial reporting that are appropriate for the Company?

•

During the course of the fiscal year, has the independent registered public accounting firm received any communication or discovered any information indicating any improprieties with respect to the Company’s accounting and reporting procedures or reports?

The Audit Committee has also discussed with the independent registered public accounting firm that it is retained by the Audit Committee and that the independent registered public accounting firm must raise any concerns about the Company’s financial reporting and procedures directly with the Audit Committee. Based on these discussions and its discussions with management, the Audit Committee believes it has a basis for its oversight judgments and for recommending that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2009.

Audit Committee Activity with Regard to the Company’s Audited Financial Statements for Fiscal 2009

The Audit Committee has, among other actions:

•	Reviewed and discussed the audited financial statements with the Company’s management; and

•

Discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Independence of the Company’s Independent Registered Public Accounting Firm

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

Conclusion

Based on its review and discussion with management and the Company’s independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2009. The Audit Committee and Board also have recommended the stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for Fiscal 2010.

Respectfully submitted,

THE AUDIT COMMITTEE

W. Steve Albrecht (Chair)

Jeffrey J. Clarke

Narendra K. Gupta

William S. Kaiser

General H. Hugh Shelton

Compensation of Directors

All of our independent directors receive a combination of cash and equity compensation under arrangements which are further described below. Mr. Szulik, the Chairman of the Board and our former President and CEO, has separate agreements with the Company containing provisions that are significantly different than those that apply to our independent directors.

Compensation paid to Mr. Szulik is described in more detail below in the subsection entitled “Compensation of Board Chairperson.” Compensation paid to Mr. Whitehurst, our President and CEO, is described below in the section entitled “Compensation and Other Information Concerning Executive Officers” and is not included in the table below.

The following table summarizes the compensation paid to our directors, excluding Mr. Whitehurst, during Fiscal 2009:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($)		Total ($)
W. Steve Albrecht (4)	90,015	136,272	—	—		226,287
Micheline Chau (5)	14,416	11,780	—	—		26,196
Jeffrey J. Clarke (6)	1,928	24,268	—	—		26,196
Marye Anne Fox (7)	17,529	145,764	68,554	—		231,847
Narendra K. Gupta (8)	65,015	136,272	96,551	—		297,838
William S. Kaiser (9)	76,848	93,278	68,554	—		238,680
H. Hugh Shelton (10)	92,557	93,278	68,554	—		254,389
Matthew J. Szulik (11)	350,000	1,422,423	2,363,094	109,537	(12)	4,245,054

(1)	With the exception of Mr. Szulik, this column reflects the amount of cash compensation paid to our directors for their Board and committee service after accounting for DSU elections. As described below in the subsection entitled “Cash Compensation”, independent directors may elect to convert all or a portion of their cash compensation into fully vested DSUs.
(2)	Amounts in this column represent the compensation expense we recognized in Fiscal 2009 for restricted stock awards (“RSAs”) and DSUs granted to directors during Fiscal 2009 and in prior years, as determined in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”) (except that estimated forfeitures have been disregarded for this purpose). As described below in the subsection entitled “Equity Compensation”, independent directors receive an RSA annually for service on our Board. In addition, as described below under the subsection entitled “Cash Compensation”, independent directors could elect to convert all or a portion of their cash compensation into DSUs (with the amount of DSUs issued determined based on the closing price of common stock on the date of conversion). A discussion of the assumptions used in calculating these values may be found in “NOTE 2—Summary of Significant Accounting Policies” in the Company’s Annual Report on Form 10-K for Fiscal 2009. At the end of Fiscal 2009, directors had outstanding RSAs and DSUs convertible into the following number of shares of common stock: Dr. Albrecht—12,595, Ms. Chau—20,242, Mr. Clarke—21,108, Dr. Fox—19,394, Dr. Gupta—12,595, Mr. Kaiser—7,345, General Shelton—7,345 and Mr. Szulik—168,908. The total fair value of RSAs and DSUs issued to directors in Fiscal 2009 (as determined in accordance with SFAS 123R) is as follows: Dr. Albrecht—$149,985, Ms. Chau—$299,986, Mr. Clarke—$312,474, Dr. Fox—$202,471, Dr. Gupta—$149,985, Mr. Kaiser—$149,985 and General Shelton—$149,985. Mr. Szulik did not receive any stock based compensation in Fiscal 2009.
(3)	We no longer grant stock options to directors. Amounts in this column represent the compensation costs we recognized in Fiscal 2009 with respect to option awards granted to directors in prior fiscal years (as determined in accordance with SFAS 123R except that estimated forfeitures have been disregarded for this purpose). A discussion of the assumptions used in calculating these values may be found in “NOTE 2—Summary of Significant Accounting Policies” in the Company’s Annual Report on Form 10-K for Fiscal 2009. At the end of Fiscal 2009, directors had outstanding options to purchase the following number of shares of common stock: Dr. Albrecht—53,767, Dr. Fox—105,000, Dr. Gupta—50,000, Mr. Kaiser—77,500, General Shelton—69,525 and Mr. Szulik—5,486,402.
(4)	During Fiscal 2009, Dr. Albrecht was eligible to receive $90,000 in cash compensation and an RSA of 7,345 shares for his Board service (as determined by dividing $150,000 by the closing price of our common stock on the date of the annual grant). The table reflects $90,015 in cash compensation and cash paid in lieu of fractional shares, $93,278 in compensation expense recognized in Fiscal 2009 for his RSA, and $42,994 in compensation expense recognized for his DSU award issued in August 2007.

(5)	During Fiscal 2009, Ms. Chau was eligible to receive $14,302 in cash compensation and, due to her appointment to the Board in November 2008, an RSA of 20,242 shares (as determined by dividing $300,000 by the closing price of our common stock on the date of the grant). The table reflects $14,416 paid in cash compensation and cash paid in lieu of fractional shares and $11,780 in compensation expense recognized in Fiscal 2009 with respect to her RSA.
(6)	During Fiscal 2009, Mr. Clarke was eligible to receive $14,302 in cash compensation and, due to his appointment to the Board in November 2008, an RSA of 20,242 shares (as determined by dividing $300,000 by the closing price of our common stock on the date of the grant). Mr. Clarke elected to receive DSUs in lieu of 100% of all cash and equity compensation in calendar year 2009. The table reflects $1,928 paid in cash compensation and cash paid in lieu of fractional shares in Fiscal 2009, $12,488 in compensation expense recognized in Fiscal 2009 with respect to his DSU and $11,780 in compensation expense recognized in Fiscal 2009 with respect to his RSA.
(7)	During Fiscal 2009, Dr. Fox was eligible to receive $70,000 in cash compensation and an RSA of 7,345 shares for her Board service (as determined by dividing $150,000 by the closing price of our common stock on the date of the annual grant). Dr. Fox elected to receive DSUs in lieu of 100% of her cash compensation in calendar year 2008. The table reflects $17,529 in cash compensation and cash paid in lieu of fractional shares, $145,764 in compensation expense recognized in Fiscal 2009 for DSUs granted in lieu of cash compensation and for her annual RSA and $68,554 in compensation expense recognized in Fiscal 2009 from stock options granted in previous years.
(8)	During Fiscal 2009, under the 2006 Non-Employee Director Compensation Plan (“2006 Director Compensation Plan”) Dr. Gupta was eligible to receive $65,000 in cash compensation and an annual option award of 15,000 shares. Dr. Gupta elected to convert all of his option award into a DSU award of 5,250 units as permitted by the 2006 Director Compensation Plan pursuant to his 2008 calendar year election. Under the 2008 Independent Director Compensation Plan which became effective on April 22, 2008, (“2008 Director Compensation Plan”) he was eligible to receive an RSA in the number of shares determined by dividing $150,000 by the closing price of our common stock on the date of the annual grant. The value Dr. Gupta was eligible to receive under the 2008 Director Compensation Plan exceeded the value he was eligible to receive under the 2006 Director Compensation Plan; however, his 2008 DSU election already in place was valid only for the number of shares he would have been eligible to receive under the 2006 Director Compensation Plan. For this reason the Company granted Dr. Gupta an RSA in the number of shares determined by dividing $42,795 by the closing price of our common stock on the date of the annual grant. The value of this RSA ($42,795) was determined by calculating the difference between (i) $107,205 (the value of the DSUs he was eligible to receive under the 2006 Director Compensation Plan) and (ii) $150,000 (the value of the RSA he was eligible to receive under the 2008 Director Compensation Plan). The table reflects $65,015 in cash compensation and cash paid in lieu of fractional shares, $109,666 in compensation expense recognized in Fiscal 2009 for DSUs granted in lieu of his annual option grant, $26,606 in compensation expense recognized in Fiscal 2009 with respect to his RSA as described above, and $96,551 in compensation expense recognized in Fiscal 2009 from stock options granted in previous years.
(9)	During Fiscal 2009, Mr. Kaiser was eligible to receive $76,833 in cash compensation and an RSA of 7,345 shares for his Board service (as determined by dividing $150,000 by the closing price of our common stock on the date of the annual grant). The table reflects $76,848 in cash compensation and cash paid in lieu of fractional shares, $68,554 in compensation expense we recognized in Fiscal 2009 for stock options granted in previous years and $93,278 in compensation expense recognized in Fiscal 2009 for his annual RSA.
(10)	During Fiscal 2009, General Shelton was eligible to receive $92,542 in cash compensation and an RSA of 7,345 shares for his Board service (as determined by dividing $150,000 by the closing price of our common stock on the date of the annual grant). The table reflects $92,557 in cash compensation and cash paid in lieu of fractional shares, $68,554 in compensation expense recognized in Fiscal 2009 for stock options granted in previous years and $93,278 in compensation expense recognized in Fiscal 2009 for his annual RSA.
(11)

During Fiscal 2009 and pursuant to the terms of his Non-Executive Chairman Agreement, Mr. Szulik was eligible to receive $350,000 in cash compensation for his service as Chairman of the Board. This table reflects $2,363,094 in compensation expense recognized in Fiscal 2009 for his stock options granted in previous years and $1,422,423 in compensation expense recognized in Fiscal 2009 for RSAs granted in previous years.

(12)	This amount includes (i) $34,412 for a charter flight for Mr. Szulik and guests to attend the ceremony where he received the 2008 Ernst & Young Entrepreneur of the Year Award, (ii) a $60,000 allowance for office space and related expenses as provided for in Mr. Szulik’s Non-Executive Chairman Agreement and (iii) $15,125 for medical and dental benefits for him and his family, also as provided for in Mr. Szulik’s Non-Executive Chairman Agreement.

Our Compensation Committee is responsible for reviewing and approving the compensation package paid to our non-management directors. The Compensation Committee believes that a combination of cash and equity is the best way to attract and retain qualified directors. In Fiscal 2009, independent directors received compensation pursuant to the 2008 Director Compensation Plan. Under the 2008 Director Compensation Plan, we provide the following elements of compensation:

•	annual cash retainer for service on our Board;

•	annual cash retainer for committee chairs and committee members; and

•	an initial or annual RSA.

Non-management directors who begin their Board service mid-year receive a pro-rata portion of the annual compensation.

Cash Compensation

Each independent director receives cash fees, paid in equal quarterly amounts, for their Board retainer and committee assignments. See above in the subsection entitled “Committees of the Board” for committee assignments for each of our independent directors. Retainer amounts are paid as follows:

Type of Cash Retainer	Cash Compensation Payable Under 2008 Director Compensation Plan ($)
Board Member	50,000
Lead Director (1)	30,000
Audit Committee Chair (2)	30,000
Audit Committee Member	15,000
Compensation Committee Chair (2)	20,000
Compensation Committee Member	10,000
Nominating and Corporate Governance Committee Chair (2)	10,000
Nominating and Corporate Governance Committee Member	5,000

(1)	If the Lead Director also serves as a committee chair, he or she receives the Lead Director and the retainer payable for service on the committee rather than the applicable committee chair retainer.
(2)	Committee chairs receive the applicable committee chair retainer in lieu of the retainer payable for service on the committee.

Prior to the beginning of each calendar year, independent directors may elect to receive all or a portion of their quarterly cash retainer payment in DSUs, pursuant to our 2004 Long-Term Incentive Plan, as Amended and Restated (the “2004 Long-Term Incentive Plan”). DSUs represent the right to receive shares of our common stock at the time that the director’s Board service is terminated. The number of DSUs granted is determined by dividing the portion of the cash compensation with respect to which the election is made by the closing price of our common stock on the date the cash compensation is due to be paid. DSUs issued in lieu of cash compensation are fully vested. Fractional shares are paid out in cash.

Equity Compensation

In Fiscal 2009, our independent directors received equity compensation out of shares reserved under our 2004 Long-Term Incentive Plan as follows:

•

Initial RSA. Upon election or appointment to the Board, new independent directors are eligible to receive an RSA. The number of shares underlying the RSA is determined by dividing $300,000 by the closing price of our common stock on the grant date. The grant date is the next regularly scheduled grant date for employees following the director’s election or appointment to the Board. These RSAs vest in equal annual installments over a three-year period.

•

Annual RSA. Annually, independent directors are eligible to receive an RSA. The number of shares underlying the RSA is determined by dividing $150,000 by the closing price of our common stock on the grant date. The annual award is granted on or about July 16th. These RSAs vest on the first anniversary of the grant date. If at the time the annual RSA is granted, an independent director has not yet served for a full 12 months, the grant will be prorated based on the number of months served as of the grant date.

Each independent director may elect, prior to the beginning of the calendar year, to receive DSUs on a one-for-one basis in lieu of his or her annual RSA. The DSUs will vest on the same basis as the RSA. Vested DSUs will be paid out in shares of our common stock upon termination of Board service. Fractional shares are paid out in cash.

Additional Compensation

We do not pay meeting fees. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board and meetings of any committee on which they serve. With the prior approval of the Chairman of the Board and the Lead Director, directors may, for the purpose of attending a Board or committee meeting, incur the cost of direct private round trip air transportation if there is no direct commercial flight within six hours of the scheduled commencement or adjournment of the meeting and travel of more than 200 miles is required.

Amendment to Equity Awards.    Prior to the adoption of our 2008 Director Compensation Plan, directors were eligible to receive options to purchase shares of our common stock. Options were issued with an exercise price equal to the closing price on the date of grant and vested ratably each quarter over a one-year period. In Fiscal 2009, our Compensation Committee approved a revision to the terms of the options previously granted to Board members in order to provide for immediate vesting of any unvested equity awards upon death or disability and to permit exercisability for the full term of the award. Each of the independent directors who hold options have entered into an amendment to his or her equity award agreements effecting these changes.

Indemnification.    Each director has entered into an indemnification agreement with the Company. The indemnification agreements are on substantially the same terms as the indemnification agreements that the Company has entered into with the Named Officers, as described below in the section entitled “Compensation and Other Information Concerning Executive Officers—Employment Arrangements with Named Officers—Indemnification.”

The Company does not fund any type of retirement or pension plan for non-management directors.

Director Stock Ownership Guidelines

We have formal Stock Ownership Guidelines that apply to our non-management directors. Under these requirements, each non-management director is required to own a minimum of 5,000 shares of our common stock. New directors have up to three years to achieve compliance. As of the end of Fiscal 2009, each of our non-management directors was in compliance with these guidelines. Our Stock Ownership Guidelines are further described below in the section entitled “Compensation and Other Information Concerning Executive Officers—Compensation Discussion and Analysis—Stock Ownership Guidelines.”

Compensation of Board Chairperson

On December 20, 2007, Mr. Szulik retired from his position as President and CEO effective January 1, 2008. Since that time, Mr. Szulik has continued to serve as Chairman of our Board. We entered into a Non-Executive Chairman Agreement, dated February 28, 2008 (the “Chairman Agreement”), and an Executive Transition Agreement, dated February 28, 2008 (the “Transition Agreement”), with Mr. Szulik. Pursuant to the Chairman Agreement, Mr. Szulik agreed to serve as the Chairman of the Board until the end of Fiscal 2009. Mr. Szulik, received a salary of $350,000 for his service as Chairman of the Board from the time of his resignation through February 28, 2009 in lieu of director fees and other compensation paid to our non-management directors. In Fiscal 2009, the Board and Mr. Szulik mutually agreed to extend his term as Chairman of the Board for an additional fiscal year. For Fiscal 2010, Mr. Szulik will receive $250,000 in annual cash compensation, in lieu of director fees and other compensation paid to non-management directors.

Equity Compensation.    Under the terms of the Transition Agreement, the vesting and the exercisability of each outstanding equity award received by Mr. Szulik during his tenure as our President and CEO will continue to be governed under the terms of the plan under which they were granted.

Other Compensation.    If any amounts payable under the Chairman Agreement, Transition Agreement or any other amounts in the nature of compensation, result in the imposition of a U.S. “golden parachute” excise tax, Mr. Szulik will receive a tax gross-up payment to offset the tax liabilities created by the excise tax. In addition, the Chairman Agreement provides for an allowance of $5,000 per month for office space and related expenses, a full-time administrative assistant for use by Mr. Szulik and health benefits for him and his dependents during his term as Chairman and for a period of three years following the date on which his Board service ceases for any reason. In Fiscal 2009, Mr. Szulik did not employ an administrative assistant.

Change in Control.    Mr. Szulik is entitled to potential payments upon certain events or a change in control by virtue of the Chairman Agreement and the Transition Agreement. Pursuant to the Transition Agreement, Mr. Szulik’s outstanding equity awards will continue to be governed by the terms of the plan pursuant to which they were granted if a Change of Control (as defined in Mr. Szulik’s employment agreement, dated as of July 24, 2002) occurs while Mr. Szulik serves as a member of the Board.

In Fiscal 2009, the Company and Mr. Szulik agreed to amend the Chairman Agreement in order to provide for the acceleration of vesting of his equity awards upon the cessation of service as a member of the Board as a result of death, disability or any reason other than removal for cause, his voluntary resignation or his notification of his intent not to stand for re-election. Upon such event, the equity awards that would have vested had he continued as a member of the Board through the remainder of his current term or over the 12 months following the date of cessation, whichever is longer, shall accelerate and be deemed vested. In addition, Mr. Szulik would be entitled to receive a lump-sum payment equal to the annual cash compensation he would have received had he continued as a member of the Board for the remainder of his applicable current term.

The following table sets forth information on the potential payments to Mr. Szulik upon severance or change of control of the Company, assuming the severance or change of control took place on February 28, 2009.

	Cash Severance Payment ($)	Accelerated Vesting of 2004 Long- Term Incentive Plan Awards		Welfare Benefits ($) (2)	Excise Gross Up Payment ($)	Total ($)
		Stock Options ($)	Restricted Stock ($) (1)
Change in Control Only	—	—	2,312,351	—	—	2,312,351
Termination Without Cause or With Good Reason	272,917	—	1,424,622	45,000	—	1,742,539
Termination With Cause or Without Good Reason	—	—	—	45,000	—	45,000
Death or Disability	272,917	—	1,424,622	45,000	—	1,742,539

(1)	The value in this column describes the value of restricted stock that would vest upon the triggering event described in the leftmost column, based on the $13.69 closing price per share of our common stock on February 28, 2009.
(2)	Amounts in this column describe the estimated cost of providing welfare benefits during the severance period (assumed to be $15,000 per year).

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed entirely of independent directors, as was the case at all times during Fiscal 2009. During Fiscal 2009, Dr. Albrecht, Dr. Gupta and General Shelton (chair) were members of the Compensation Committee. No member of the Compensation Committee (i) was during Fiscal 2009 or is currently an employee of the Company, (ii) has ever been an officer of the Company, (iii) is or was a participant in a “related person” transaction as described above in the section entitled “Corporate Governance and Board of Directors Information—Key Governance Policies—Related Person Transaction Policy” in Fiscal 2009 or (iv) is an executive officer of another entity, at which one of our executive officers serves on the compensation committee or the board of directors. None of our executive officers serves as a member of the board of directors or on the compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee.

COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS

Current Executive Officers

The following is a list of our executive officers (other than Mr. Whitehurst, our President and CEO, whose biography appears in the section entitled “Item No. 1—Election of Directors—Members of the Board Continuing to Serve)”, their ages as of June 17, 2009 and certain information about their backgrounds.

Paul J. Cormier, 52, has served as President, Products and Technologies since April 2008 and as Executive Vice President since May 2001. From March 1999 to May 2001, Mr. Cormier served as Senior Vice President, Research and Development at BindView Development Corporation, a network management software company. From June 1998 to March 1999, Mr. Cormier served as Chief Technology Officer for Netect Internet Software Company, a network security vendor. From January 1996 to June 1998, Mr. Cormier first served as Director of Engineering, Internet Security and Collaboration Products, and then as Senior Director of Software Product Development, Internet Security Products, for AltaVista Internet Software, a web portal and internet services company.

Michael R. Cunningham, 48, joined the Company as Senior Vice President and General Counsel in June 2004 and has served as Executive Vice President and General Counsel since May 2007. From October 2002 to February 2003 (following the acquisition by IBM of the management consulting business of PricewaterhouseCoopers LLP), Mr. Cunningham served as an Associate General Counsel at IBM, with legal responsibilities for the Business Consulting Services division in the regions of Europe, the Middle East and Africa. From November 1994 until October 2002, Mr. Cunningham served in a number of legal capacities for PricewaterhouseCoopers LLP, including most recently as a Partner and Associate General Counsel, with various global legal responsibilities.

Charles E. Peters, Jr., 57, joined the Company as Executive Vice President and Chief Financial Officer in August 2004. Prior to joining the Company, Mr. Peters served as Senior Vice President and Chief Financial Officer of Burlington Industries, Inc., a manufacturer of fabrics and textiles for apparel and interior furnishings, from November 1995 until November 2003 and as a consultant to Burlington Industries, Inc. while employed by BTI Distribution Trust from November 2003 until joining the Company.

Alex Pinchev, 59, has served as President, Global Sales, Services, Field Marketing since April 2008 and as Executive Vice President since April 2003. From June 2002 until December 2002, Mr. Pinchev served as Executive Vice President of MRO Software, Inc., a provider of asset and service management solutions. Prior to that, Mr. Pinchev was the Chairman, Chief Executive Officer and President of MainControl, Inc., a technology infrastructure management software provider, from July 1996 until MainControl, Inc. was acquired by MRO Software, Inc. in June 2002. Mr. Pinchev is Mr. Szulik’s first cousin by marriage.

Compensation Discussion and Analysis

Overview

We believe our growth in recent years is attributable in large part to a highly talented and motivated executive team. Our executive compensation program is intended to incent our executive officers to achieve short- and long-term corporate goals that enhance long-term stockholder value, and to enable the Company to attract and retain top-quality executive talent. To meet these objectives, we strive to provide pay for performance by setting individual and corporate performance goals and conditioning a significant proportion of our executives’ compensation on the achievement of those goals.

Our executive compensation program is designed to focus our executives on the Company’s critical goals that we believe translate into long-term stockholder value. As a result, a significant proportion of executive compensation is variable, based on corporate and individual performance. In setting performance goals and measuring performance against these goals, we use a performance management process and evaluate our pay practices relative to those at companies we consider to be our peers. Our executive compensation program is targeted to provide total cash and equity compensation opportunities approximately at the median of our industry peers to allow us to compete for top talent without providing excessive compensation. At the same time, the program has the flexibility to reward superior performance by providing for total realized compensation substantially above the median for exceptional results.

Despite the challenging economic conditions experienced globally, management delivered solid operating results for Fiscal 2009. Total revenue for the fiscal year was $652.6 million, an increase of 24.8% over Fiscal 2008, operating income was $82.5 million, an increase of 17.3% over the previous fiscal year, and operating cash flow was $236.4 million, an increase of 16.4% over Fiscal 2008. We recognize, however, that solid operating performance by our management team does not always have an immediate, direct correlation to an increase in Red Hat’s stock price, particularly in this period of severe economic stress and significant overall declines in stock prices around the world. It is in this context that we made adjustments to our executive compensation program for Fiscal 2010 in an effort to ensure that the interests of management and our stockholders are aligned while allowing us to continue to attract and retain a highly talented and motivated executive team. These adjustments include maintaining Fiscal 2009 base salaries in Fiscal 2010 for our CEO, CFO and our other three most highly compensated executive officers who were serving as of February 28, 2009 (collectively, our “Named Officers”), implementing a clawback policy and revising the equity compensation portion of our executive compensation program. Each of these adjustments is discussed below.

As of the end of Fiscal 2009, our Named Officers were:

•	James M. Whitehurst, President and Chief Executive Officer

•	Paul J. Cormier, Executive Vice President and President, Products & Technology

•	Charles E. Peters, Jr., Executive Vice President and Chief Financial Officer

•	Alex Pinchev, Executive Vice President and President, Global Sales, Services & Field Marketing

•	Michael R. Cunningham, Executive Vice President and General Counsel

These Named Officers are the focus of the Compensation Discussion and Analysis.

Role of the Compensation Committee

The Compensation Committee of the Board oversees and approves all compensation and benefit arrangements for the Named Officers. Throughout each year, the Compensation Committee monitors developments and trends in executive compensation to enhance its ability to oversee the design, and better evaluate the effectiveness, of our executive compensation program. In addition, the Compensation Committee considers a variety of other factors to determine compensation amounts, including recommendations by the CEO and the Compensation Committee’s independent compensation consultant.

Since Fiscal 2005, the Compensation Committee has retained Frederic W. Cook & Co., Inc., an independent compensation consulting firm (the “Consultant”), to advise on matters relating to executive and board compensation. A representative from the Consultant attends various Compensation Committee meetings at the request of the Compensation Committee and communicates with members of the Compensation Committee outside of scheduled meetings. The Consultant is charged with providing the Compensation Committee with annual studies and other analyses regarding competitive pay practices for key employees, proactively advising on new trends and developments and conducting special projects at the Compensation Committee’s request. Services provided by the Consultant were strictly limited by the Compensation Committee’s own scope of responsibilities and were provided for the Compensation Committee. The Consultant provided no separate services directly to the Company.

Role of Management

Management performs an important role in providing the Compensation Committee with information and day-to-day support required by the Compensation Committee in fulfilling its full scope of responsibilities. Management also supports the Consultant by providing background information to complete studies and projects requested by the Compensation Committee. From time to time, members of management may also work in conjunction with the Consultant at the request of the Compensation Committee and are invited to attend Compensation Committee meetings. During portions of any meetings of the Compensation Committee in Fiscal 2009 involving deliberations regarding a member of management, the Compensation Committee excused the affected member of management. Management did not retain a separate consultant for matters which impacted compensation for our Named Officers.

The CEO provides the Compensation Committee with compensation recommendations with respect to his direct reports, including our Named Officers. This includes a review of individual performance and other criteria used to support specific recommendations for each element of compensation.

Process Used to Determine Annual Compensation

Each year, the Compensation Committee reviews an annual study on competitive compensation levels for each Named Officer prepared by the Consultant based on a survey of industry peer companies (the “Compensation Peer Group”). The Compensation Peer Group was selected by the Compensation Committee, taking into account the recommendation of the Consultant and without input or oversight by management. In recommending the members of the Compensation Peer Group, the Consultant identified companies with similar Global Industrial Classification System industry codes and then used other criteria for further selection, including net revenues, number of employees and market capitalization, so that members of the group would be similar in terms of stage of development and size. For Fiscal 2009, the Compensation Committee removed BEA Systems, which was acquired by Oracle during Fiscal 2008, and Navteq Software, which was acquired by Nokia in Fiscal 2008, from the Compensation Peer Group. For purposes of determining Fiscal 2010 compensation, the Compensation Committee added VMware, a provider of virtualization solutions, and Progress Software, a provider of business application infrastructure software, to the Compensation Peer Group in an effort to maintain an appropriate sample size.

The following table lists each of the Compensation Peer Group companies used for determining Fiscal 2009 compensation, as well as the relevant size criteria:

	Most Recent Four Quarters as of February 28, 2009
Company	Revenue	Operating Income		Employees	Market Cap as of February 28, 2009
	(in millions)				(in millions)
Akamai Tech	$791		$215	1,500	$3,064
Autodesk	$2,315		$441	7,800	$2,872
BMC Software	$1,859		$425	5,800	$5,479
Cadence Design Systems	$1,039	-$	159	4,900	$1,083
Citrix Systems	$1,583		$171	5,040	$3,738
Compuware	$1,176		$200	6,344	$1,457
Jack Henry	$749		$159	3,824	$1,342
McAfee	$1,600		$224	5,600	$4,291
Micros Systems	$976		$151	4,619	$1,293
Novell	$940		$59	4,000	$1,088
Real Networks	$605		-$ 68	1,993	$311
Sybase	$1,132		$219	3,995	$2,203
Tibco Software	$631		$69	2,070	$845
Verisign	$962		$259	3,297	$3,703
Wind River Systems	$360		$22	1,507	$576

75th Percentile	$1,380		$222	5,320	$3,384
Median	$976		$171	4,000	$1,457
25th Percentile	$770		$64	2,683	$1,086

Red Hat	$653		$83	2,800	$2,602

In Fiscal 2009, the Compensation Committee reviewed total compensation for Named Officers during the Company’s first fiscal quarter. For the base salary, annual bonus and equity compensation elements of a Named Officer’s compensation (other than the CEO), the Compensation Committee sets a range of compensation based on information in the Consultant’s annual study of competitive pay practices, the input of management and other factors. The CEO then recommends a compensation level for each Named Officer based on individual performance and relative ability to impact the Company’s future success. The Compensation Committee then reviews the CEO’s recommendation and makes a final determination regarding the compensation level of these Named Officers. The Compensation Committee believes this process is both orderly and fair and preserves the CEO’s ability to influence compensation for his direct reports. For the CEO, the Compensation Committee directly sets the base salary, annual bonus and equity compensation elements based on information in the Consultant’s annual study and other factors, including the terms of the CEO’s employment agreement with the Company.

Components of Compensation

During Fiscal 2009, our executive compensation program included the following principal components:

1.	Base salary;

2.	Annual cash bonus; and

3.	Equity compensation.

Executive officers are also entitled to receive the employee benefits offered to all of the Company’s full-time employees and participate in the severance and change in control arrangements described below in the subsection entitled “Severance and Change in Control Arrangements” and the section entitled “Potential Payments Upon

Termination or Change in Control.” There is no formal or informal policy for allocating compensation between short-term and long-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing industry information and its annual review of tally sheets prepared by the Consultant, determines what it believes to be the appropriate level and mix of the various compensation components. The tally sheets included the following information: (i) direct cash and equity compensation grant values, (ii) in-the-money value of outstanding equity awards and (iii) potential severance payments. Each of these items was compared to the Compensation Peer Group. While the Compensation Committee reviews and considers tally sheets and the internal compensation ratios between Named Officers, no specific policies or formulas were utilized in determining final compensation levels.

The Compensation Committee believes that although a significant portion of our executives’ compensation is performance-based, the various components of our executive compensation program and the performance metrics used to assess executive performance effectively provide incentives to our executive officers to achieve short- and long-term corporate goals that enhance long-term stockholder value, without encouraging unnecessary and excessive risk taking.

Base Salary.    Base salaries provide for minimum levels of compensation regardless of performance, as well as serve as the basis for annual bonus opportunities, certain employee benefits and potential severance benefits. The Compensation Committee believes that it is necessary to set base salaries at levels that allow the Company to secure and retain the services of key executive talent.

Fiscal 2009 Base Salary
James M. Whitehurst	$700,000
Paul J. Cormier	$425,000
Charles E. Peters	$425,000
Alex Pinchev	$425,000
Michael R. Cunningham	$375,000

Prior to Fiscal 2010, the Compensation Committee approved steadily increasing base salaries to reflect changes in the competitive market, the Company’s improved operating results and, for certain executives, increased scope of responsibilities. During Fiscal 2009, the Compensation Committee set base salaries at approximately the median of the Compensation Peer Group, except for the CEO’s base salary, which was set between the 25th percentile and the median. Due to the challenging global economic conditions, at the start of Fiscal 2010 management proposed, and the Compensation Committee approved, maintaining their base salaries at Fiscal 2009 levels until business conditions improve.

Annual Cash Bonus

Overview.    The Company’s Named Officers are eligible to earn an annual cash bonus under the Company’s Executive Variable Compensation Plan (“EVC Plan”). Annual cash bonuses are calculated based on the Company’s achievement of financial, strategic and operational performance goals and on the Named Officer’s achievement of individual performance goals. In Fiscal 2009, 75% of each Named Officer’s cash bonus was based on achievement of the Company’s performance goals, and 25% was based on achievement of individual goals. All Company performance goals were set and communicated at the beginning of the fiscal year, and individual performance goals were set and communicated during the first part of the fiscal year. The Compensation Committee believes that a combination of corporate and individual performance goals is appropriate in order to provide each Named Officer with an opportunity to be partially rewarded based on individual performance. Achievement of the targeted performance levels is intended to be the result of a sustained effort on the part of each executive, and it is the Compensation Committee’s expectation that, in normal circumstances, the Company and each executive would achieve targeted performance levels with this effort.

Each Named Officer is assigned a target cash bonus amount. Bonus target amounts were determined based on job responsibilities and Compensation Peer Group data. The total target cash compensation for the Named Officers is positioned approximately at the median of the Compensation Peer Group. After the end of the fiscal year, each Named Officer receives a percentage of his target cash bonus determined by comparing the actual performance levels to the targeted performance levels. The maximum possible annual cash bonus attainable in Fiscal 2009 based on Company performance was 150% of the executive’s target annual cash bonus amount and the maximum possible cash bonus attainable in Fiscal 2009 based on individual performance was 50% of the executive’s target annual cash bonus amount. Accordingly, if both Company and individual performance were determined to be achieved at the highest possible levels, then the maximum possible cash bonus payment for a Named Officer would have been 200% of the target annual cash bonus amount. However, the Fiscal 2009 EVC Plan capped actual payouts at 100% of target if total stockholder return for both the one- and three-year periods ending February 28, 2009 (based on 20-day average closing prices) is negative.

The Compensation Committee believes that a cash bonus based on an assessment of individual performance against pre-determined quantitative and qualitative measures within the context of the Company’s overall performance is consistent with the compensation program’s objective of enhancing long-term stockholder value. For Fiscal 2009, the final payouts for each Named Officer were 85% of target bonus, which was based on 71% achievement of the Company financial performance goals and 125% achievement of the individual performance goals, as described in more detail below.

	Fiscal 2009		Fiscal 2010 Target
	Target	Actual
James M. Whitehurst	$700,000	$595,000	$700,000
Paul J. Cormier	$318,750	$270,938	$318,750
Charles E. Peters	$318,750	$270,938	$318,750
Alex Pinchev	$318,750	$270,938	$318,750
Michael R. Cunningham	$281,250	$239,063	$281,250

Bonus Amount Based on Company Performance.    Each year the Compensation Committee establishes performance metrics and targeted performance levels for the Company for purposes of the EVC Plan. For Fiscal 2009, the selected metrics were GAAP net revenues, GAAP cash flow from operations and non-GAAP operating margin (excluding SFAS 123R impact). The Compensation Committee selected these performance metrics because these are metrics which management uses to assess our performance throughout the fiscal year and which the Compensation Committee and the Consultant believe create long-term stockholder value. GAAP net revenues reflect management’s effectiveness at selling our products and services and are a critical measurement of growth for our business. GAAP cash flow from operations reflects management’s effectiveness in generating cash and providing the capital resources necessary for the business to grow. Non-GAAP operating margin demonstrates how efficiently management runs the business and controls costs, while removing the distorting effect of non-cash expenses related to share-based compensation. The range of performance levels for each metric was determined following a review of both internal projections and external expectations. The maximum possible annual cash bonus attainable based on Company performance goals for Fiscal 2009 was 150% of the target annual cash bonus amount. In calculating payouts for Fiscal 2009, the Compensation Committee adjusted actual results to eliminate the impact of certain non-recurring items in accordance with the provisions of the EVC Plan.

	Target Range	Actual Results, as Adjusted	Payout
GAAP Net Revenues	$665M – $705M	$653M	0%
GAAP Operating Cash Flow	$225M – $270M	$242M	94%
Non-GAAP Operating Margin	18.5 – 23.0%	21.3%	119%

Average			71%

Bonus Amount Based on Individual Performance.    Each year, the Compensation Committee, in cooperation with the CEO, establishes individual performance goals for each Named Officer. For Fiscal 2009, all individual goals were set forth in writing and discussed with each Named Officer during the first part of the fiscal year. These goals related to business strategy and implementation, management succession planning, retention of key employees, executive development and operational improvements. The maximum possible annual cash bonus attainable based on individual performance goals was 50% of the target annual cash bonus amount. We do not disclose specific elements of our business plan because these elements constitute confidential business information that, if publicly disclosed, would impair our ability to compete effectively in the markets where we do business. Our performance targets for the individual goals are designed to be achievable through sustained effort on the part of the executives consistent with our business plan.

For each of the Named Officers, it was determined that all individual performance goals were either met or exceeded in Fiscal 2009.

Certain Changes for Fiscal 2010.    The financial metrics selected for the Fiscal 2010 EVC Plan are (i) GAAP total subscription and training and service revenue, (ii) cash flow from operations plus excess tax benefits from share-based payment arrangements, and (iii) operating margin, excluding the impact of expense related to share-based payment arrangements and the amortization of intangible assets. The revenue metric is based on specified currency exchange rates and may be adjusted if actual rates differ from these specified rates by five percent or more. The cash flow from operations and operating margin financial performance objectives are considered non-GAAP financial measures, but are included because management uses them to assess business performance and the deviations from GAAP serve to remove the distorting effect of non-cash expenses related to share-based compensation. Additionally, in determining whether any financial objective has been satisfied for Fiscal 2010, the impact of certain non-recurring items will be excluded. The Compensation Committee reserves the right to exercise negative discretion to limit or forego any of these exclusions as it deems appropriate. The ability to exercise negative discretion, coupled with the Compensation Committee’s interest in focusing management’s efforts on continuing to deliver strong operating performance, together with other changes in the compensation of Named Officers in Fiscal 2010 tying specific compensation elements to stock price performance, led the Compensation Committee to conclude that the cap on EVC payouts based on total stockholder return was not needed in the Fiscal 2010 EVC Plan.

Equity Compensation

Overview.    All of the Named Officers are eligible to receive annual equity compensation awards under the Company’s 2004 Long-Term Incentive Plan. The Company’s equity compensation program is designed to reward long-term performance and to retain the recipients through the term of the awards. The Compensation Committee believes that properly structured equity grants are a meaningful way to align the long-term interests of the Named Officers with those of stockholders and reflect the expected contributions of the Named Officers to the Company’s future success. The Compensation Committee believes that equity compensation grants should constitute a significant portion of overall compensation paid to each Named Officer.

In Fiscal 2009, the Compensation Committee approved a mixture of performance share units (“PSUs”) and RSAs for the Named Officers. In determining the mixture of PSUs and RSAs awarded in Fiscal 2009, the Compensation Committee considered an equity compensation portfolio that would (i) promote retention of Named Officers, (ii) reward Named Officers for attainment of long-term Company goals and (iii) be broadly reflective of peer group company practices and current industry standards. Beginning in Fiscal 2010, PSUs are earned on the basis of corporate financial performance and stock price performance rankings relative to the companies in the Compensation Peer Group over a three-year performance period. The Compensation Committee believes that PSUs provide significant incentives for senior management to focus on specific growth metrics required to create long-term stockholder value and effectively align management and stockholder interests. Since the awards are denominated and distributed in shares of common stock, a strong linkage to stockholder return is maintained.

For PSUs awarded during Fiscal 2009, the selected metrics were GAAP net revenue growth and non-GAAP operating income growth (excluding certain unusual or non-recurring items), weighted equally. The Compensation Committee selected these performance metrics because these are metrics which management uses to assess our performance during the fiscal year and which the Compensation Committee and the Consultant believe create long-term stockholder value. Growth in GAAP net revenue is a critical measurement of growth in our business. Non-GAAP operating income demonstrates management’s effectiveness in running the business and controlling costs, while removing the distorting effects of non-cash expense related to share-based compensation. The Named Officers are eligible to receive interim payouts under the PSUs awarded in Fiscal 2009 as follows: (i) share payouts of up to 25% of the payout percentage of target (as described below) are to be based on performance rankings for the first year of the performance period and (ii) share payouts of up to 50% of the payout percentage of target, less any shares previously paid under the PSU award, are to be made based on performance rankings for the first two years of the performance period. Following the conclusion of the three-year performance period, a share payout equal to 100% of the payout percentage of target, less any shares previously paid under the PSU award, are to be made based on performance rankings for the full three-year performance period. However, payout percentages under the Fiscal 2009 PSUs are capped at 100% of the target if total stockholder return for both the one- and three-year periods preceding the conclusion of the relevant portion of the performance period are negative (as calculated using a 20-day average closing price).

The following table provides the PSU payout percentages associated with average relative performance by percentile rank:

	Percentile Rank Relative to Compensation Peer Group	Payout % of Target
Maximum	75%	200%
	70%	175%
	65%	150%
	60%	125%
	55%	110%
Target	50%	100%
	45%	90%
	40%	75%
	35%	50%
Threshold	30%	25%

Certain Changes for Fiscal 2010.    For Fiscal 2010, the Compensation Committee has approved two forms of PSU awards. The key differences between the two forms of PSU are the performance metrics used to determine the payout and the payout schedule.

In May 2009, the Compensation Committee approved a form of PSU (the “Financial Performance PSU”) in which PSUs are earned on the basis of our corporate financial performance ranking relative to members of the Compensation Peer Group over a three-year performance period. Corporate financial performance is measured by GAAP net revenue growth and non-GAAP operating income growth (excluding certain unusual or non-recurring items), the same operating metrics that were used for the Fiscal 2009 awards. The payout cap based on total stockholder return that was included in the Fiscal 2009 awards was removed because the Compensation Committee decided to award a second form of PSU with a market-based metric, as discussed below. Under the Financial Performance PSU, the Named Officers earn PSUs over a three-year performance period and are eligible to receive interim payouts in the same manner described above for the Fiscal 2009 PSU awards. In Fiscal 2010, one-third of the total target equity granted to the Named Officers will be in the form of Financial Performance PSUs.

In June 2009, the Compensation Committee approved a second form of PSU (the “Share Price Performance PSU”) in which PSUs are earned on the basis of our stock price performance ranking relative to the stock price performance of members of the Compensation Peer Group over a three-year performance period. Stock price performance is measured by the change in the average price of common stock measured over a 90-day period at each of the beginning and end of the performance period. The Compensation Committee believes that it is appropriate to award a form of PSU with a market-based stock price performance metric in an effort to align management’s interests more closely with those of stockholders and provide a strong incentive to management to outperform other peer group companies. The Named Officers will receive a single payout at the end of the performance period. In Fiscal 2010, one-third of the total target equity granted to the Named Officers will be in the form of the Share Price Performance PSU.

Timing and Pricing of Equity Awards.    Under the 2004 Long-Term Incentive Plan, awards (both recurring and new hire or retention awards) to employees are approved before or on the date of grant by the Compensation Committee. The exercise price for stock option grants is equal to the closing price of common stock on the date of grant. None of the Named Officers received a stock option grant during Fiscal 2009.

It is the Company’s general practice to make recurring grants (other than grants of PSUs) during the Company’s open trading window after a quarterly earnings announcement. PSUs are generally granted within 90 days of the commencement of the applicable performance period in an effort to maximize the deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), of the related share-based compensation expense. Beginning in October 2007, awards to new employees, including Named Officers, are typically made on the 16th day of the month (or if not a business day, the first business day thereafter) in the month following the Company’s quarterly earnings announcement. Other than as described above, the Company has no program, plan or practice to coordinate its award grants with the release of material non-public information.

Grant Values.    To determine the appropriate level of annual grants for each Named Officer, the Compensation Committee first establishes an overall Company-wide stock pool. Individual grant guideline ranges are then developed based on the median grants of the Compensation Peer Group. The CEO then recommends a grant amount for each Named Officer (other than the CEO) based on performance and relative ability to impact the Company’s future success. The Compensation Committee then reviews the CEO’s recommendations and makes a final determination regarding the grant level for each Named Officer, including the CEO. Actual grants during Fiscal 2009 for each Named Officer were determined to be at the median of the Compensation Peer Group.

Equity compensation grants to Named Officers for Fiscal 2009 are described in the Grants of Plan-Based Awards Table below. In contrast, the equity values shown in the Summary Compensation Table below do not solely reflect equity awards granted during Fiscal 2007, Fiscal 2008 and Fiscal 2009. The Summary Compensation Table was prepared in accordance with SEC regulations that require equity award values of all prior grants to be shown based on compensation expense reflected in the Company’s financial statements for Fiscal 2007, Fiscal 2008 and Fiscal 2009 under SFAS 123R. SFAS 123R generally requires that an equity award be expensed over the vesting period of the equity award.

In the view of the Compensation Committee and the Company, the equity values shown in the Summary Compensation Table do not reflect the way the Compensation Committee determines the value of equity awards for purposes of compensation. Rather, the Compensation Committee determines awards based on fair value of the awards at time of grant, not the accounting treatment of current and prior awards as reflected in our financial statements under SFAS 123R.

Stock Ownership Guidelines

The Compensation Committee supports stock ownership as an effective means of aligning management motivations with the long-term interests of stockholders. In April 2006, the Compensation Committee approved stock ownership guidelines for executive management and non-employee directors requiring them to obtain the following number of shares either by April 2009 or within three years of their hire date:

Level	Guidelines
Chief Executive Officer	50,000 shares
Executive Vice President	25,000 shares
Senior Vice President	12,500 shares
Vice President	5,000 shares
Non-Employee Director	5,000 shares

For purposes of achieving the stated guidelines, shares owned outright, DSUs, and 60% of unvested restricted shares are counted, while PSUs are disregarded until payout. Outstanding stock option awards are excluded regardless of vesting and value. None of the following transactions with respect to securities of the Company are permitted (under current Company policy) by employees: selling short, buying or selling publicly traded options (puts and calls), purchasing Company stock on margin or pledging Company stock to a margin account. As of the end of Fiscal 2009, all of the Named Officers then employed met the guidelines.

Employee Benefits and Perquisites

The Company offers health and welfare benefits to full-time employees on a geographic basis. Each full-time employee working in a given geographic region generally receives the same health and welfare benefits that are offered to the other full-time employees in that region. In Fiscal 2009, none of the current Named Officers, other than Mr. Whitehurst, received any special benefits or perquisites in excess of $10,000 that were not generally available to United States-based full-time employees. Mr. Whitehurst, who joined the Company during Fiscal 2008, was entitled to receive certain relocation and related benefits as further described below under “Compensation and Other Information Concerning Executive Officers—Employment Arrangements with Named Officers—Chief Executive Officer.” These amounts were paid to Mr. Whitehurst in Fiscal 2009.

Tax Deductibility of the Named Officers’ Compensation

The Internal Revenue Service, pursuant to Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid to the CEO and to each other officer (other than the CFO) whose compensation is required to be reported pursuant to the Exchange Act by reason of being among the three most highly paid executive officers.

While the Company currently seeks to preserve deductibility of compensation paid to the Named Officers under Section 162(m), from time to time it may be necessary to provide compensation arrangements that are not deductible under Section 162(m) in order to recruit and retain outstanding executives.

On August 17, 2006, stockholders approved the 2006 Performance Compensation Plan (the “Performance Compensation Plan”) which enables us to maximize the tax deductibility of compensation expense in respect of named executive officers under Section 162(m) by allowing annual cash bonus payments or certain equity grants (beginning for Fiscal 2008 performance) to be performance-based. The Company believes that the Performance Compensation Plan will help to preserve tax deductibility under Section 162(m). However, full preservation may not be possible if, among other reasons, RSAs continue to play a significant role in the executive compensation programs.

Details regarding Named Officers’ exercise of stock options and vesting of restricted stock is described in the table entitled “Option Exercises and Stock Vested in Fiscal 2009.”

Severance and Change in Control Arrangements

Each of our Named Officers is eligible to receive compensation in certain circumstances following the termination of his employment. Although a substantial portion of compensation for Red Hat’s executives is performance-based and contingent on the achievement of Company and individual performance goals, the Compensation Committee has determined that severance and change in control benefits are appropriate in order to (i) attract and retain executive talent, (ii) avoid the distraction and costs associated with potentially protracted separation negotiations or disputes and (iii) ensure in the event of an actual or threatened change in control of the Company that personal concerns do not impede a transaction that may be in the best interests of our stock holders. See “Compensation and Other Information Concerning Executive Officers—Potential Payments Upon Severance or Change in Control” below for a detailed description of amounts payable under our severance and change in control arrangements.

The Company believes that the change in control arrangements discussed here and in the section entitled “Compensation and Other Information Concerning Executive Officers-Potential Payments Upon Severance or Change in Control”, benefit the Company and its stockholders by encouraging our senior executives to remain with the Company and focused on operating the Company for the benefit of its stockholders should a potential change in control transaction arise.

Severance Benefits.    Each of our Named Officers, other than Mr. Whitehurst, is eligible to participate in our Senior Management Severance Plan (the “Severance Plan”). Under the Severance Plan, benefits are payable only upon a termination by the Company without “Cause” or a termination by the Named Officer with “Good Reason.” The Compensation Committee finds it equitable to offer severance benefits based on a standard formula derived from annual compensation elements because severance often serves as a bridge when employment is involuntarily or constructively terminated, and should therefore not be affected by other, longer-term accumulations.

The Compensation Committee deemed it important to obtain certain protections for the Company in consideration for the provision of severance benefits under the Severance Plan. These benefits are conditioned upon the execution of a release in favor of the Company and an agreement containing covenants relating to non-solicitation of customers and employees, non-competition and non-disparagement.

Mr. Whitehurst does not participate in the Severance Plan. Instead, under the terms of his employment agreement he is entitled to receive certain payments if his employment is terminated by the Company without “Cause” or he resigns for “Good Reason”, subject to his execution of a release in favor of the Company and an agreement containing covenants relating to non-solicitation of customers and employees, non-competition and non-disparagement.

Change in Control Arrangements.    The Company’s change in control arrangements incorporate a “double trigger” concept before the benefits become payable. In other words, benefits are payable only upon a termination by the Company without “Good Cause” or a termination by the Named Officer with “Good Reason” that occurs during a period following a “Change in Control.” The Named Officers are our most senior executives and play an integral role in our success. These change in control arrangements are designed to retain these executives and ensure that personal concerns do not impede a transaction that may be in the best interests of our stockholders, while preventing these executives from receiving a windfall solely because a change in control has occurred. Accordingly, the Compensation Committee believes that the change in control arrangements serve the best interests of stockholders because they help to minimize the distraction of management during a potential change in control at a cost that the Compensation Committee believes is both appropriate and reasonable.

Clawback Policy for Executive Officers

In May 2009, the Board adopted a clawback policy for our Named Officers. The clawback policy generally requires any participant in our EVC Plan who engages in an act of embezzlement, fraud, willful misconduct or breach of fiduciary duty that results in a material restatement of financial statements included in any of our filings with the SEC to repay us (i) any portion of incentive compensation distributed during the twelve-month period following the filing with the SEC of any financial statements that are subsequently restated that is greater than the amount that would have been paid if calculated based on the restated financial results and (ii) the net proceeds from gains on any sale or disposition of our common stock distributed pursuant to incentive compensation arrangements during such twelve-month period. Our clawback policy went into effect on June 1, 2009 and applies to incentive compensation that is both approved by the Compensation Committee and awarded on or after that date.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for Fiscal 2009 and this Proxy Statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Micheline Chau

Jeffrey J. Clarke

Marye Anne Fox

Narendra K. Gupta (Chair)

General H. Hugh Shelton

Summary Compensation Table

The following table sets forth the compensation for Fiscal 2009, Fiscal 2008 and Fiscal 2007 of our Named Officers.

Name and Principal Position	Year(1)	Salary ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)		Total ($)
James M. Whitehurst	2009	700,000	2,483,683	915,478	595,000	310,439	(6)	5,004,600
President and Chief Executive Officer	2008	116,667	122,290	130,424	137,518	11		506,910

Paul J. Cormier	2009	425,000	2,545,436	658,286	270,938	39		3,899,699
Executive Vice President, and President, Products & Technology	2008	360,417	1,320,735	759,471	324,149	63		2,764,835
	2007	333,333	48,646	839,758	275,000	—		1,496,737

Charles E. Peters, Jr.	2009	425,000	1,370,947	676,144	270,938	7,325		2,750,354
Executive Vice President and Chief Financial Officer	2008	375,000	361,023	1,056,609	324,149	6,419		2,123,200
	2007	358,333	146,952	956,982	275,000	5,668		1,742,935

Alex Pinchev	2009	425,000	1,343,721	443,252	270,938	7,189		2,490,101
Executive Vice President and President, Global Sales, Services & Field Marketing	2008	375,000	613,571	1,109,149	324,149	6,813		2,428,682
	2007	358,333	166,093	1,621,523	275,000	6,444		2,427,393

Michael R. Cunningham	2009	375,000	1,210,352	334,670	239,063	7,189		2,166,274
Executive Vice President and General Counsel	2008	310,417	524,890	681,556	265,213	7,001		1,789,077

(1)	Neither Mr. Whitehurst nor Mr. Cunningham were Named Officers in Fiscal 2007.
(2)	Amounts in this column represent the compensation costs recognized by the Company in Fiscal 2009 with respect to RSA and PSU awards granted to Named Officers in Fiscal 2009 and prior fiscal years, as determined in accordance with SFAS 123R. A discussion of the assumptions used in calculating these values may be found in “NOTE 2—Summary of Significant Accounting Policies” in the Company’s Annual Report on Form 10-K for Fiscal 2009.
(3)	Amounts in this column represent the compensation costs recognized by the Company in Fiscal 2009 with respect to option awards granted to Named Officers in prior fiscal years, as determined in accordance with SFAS 123R (except that estimated forfeitures have been disregarded for this purpose). A discussion of the assumptions used in calculating these values may be found in “NOTE 2—Summary of Significant Accounting Policies” in the Company’s Annual Report on Form 10-K for Fiscal 2009.
(4)	Amounts in this column represent amounts earned based on Fiscal 2009 performance under the EVC Plan. For additional information regarding the awards see “Compensation and Other Information Concerning Executive Officers—Compensation Discussion and Analysis—Components of Compensation—Annual Cash Bonus.”
(5)	Amounts in this column include Company 401(k) matching contributions and Company-paid premiums for life insurance benefits in Fiscal 2009 that are generally provided to all employees.
(6)	This amount includes (i) a relocation payment in the amount of $300,000 paid pursuant to Mr. Whitehurst’s Executive Employment Agreement described below, (ii) a 401(k) matching contribution of $10,400 and (iii) $39 in Company-paid premiums for life insurance benefits.

Employment Arrangements with Named Officers

Each of our Named Officers has entered into employment agreements or offer letters with us that outline the provisions of his employment. In addition to these agreements and offer letters, there are various other agreements and policies that describe their employment relationship with us. These agreements, offer letters and policies are described in more detail below.

Chief Executive Officer

Mr. Whitehurst and the Company entered into an Executive Employment Agreement, dated as of December 19, 2007 (“Executive Employment Agreement”) pursuant to which Mr. Whitehurst receives a base salary of $700,000 per year. Additionally, he is eligible to receive an annual incentive bonus in an amount up to 200% of his base salary in effect at the beginning of each fiscal year, as determined in the sole discretion of the Compensation Committee.

Also pursuant to his Executive Employment Agreement, Mr. Whitehurst was granted an RSA of 175,000 shares and an option to purchase 500,000 shares of common stock under the 2004 Long- Term Incentive Plan. The option has a per share exercise price equal to the closing price of our common stock on the date of grant, vests in equal amounts on an annual basis over a four-year period following the date of grant, and, with limited exceptions, contains the same terms and conditions as our standard form of non-qualified stock option agreement adopted for use under the 2004 Long-Term Incentive Plan. The RSA granted to Mr. Whitehurst vests in equal amounts on an annual basis over a four-year period following the date of grant and, with limited exceptions, contains the same terms and conditions as our standard form of RSA agreement adopted for use under the 2004 Long-Term Incentive Plan. The Compensation Committee will consider the grant of equity awards to Mr. Whitehurst no less frequently than annually.

Finally, the Company agreed to pay up to $150,000 in the aggregate for Mr. Whitehurst’s reasonable relocation expenses incurred in his move from the Atlanta, Georgia area and a tax gross-up related to the taxable portion of the reimbursement of these relocation expenses. If Mr. Whitehurst was unable to sell his principal residence in Atlanta, Georgia within a commercially reasonable period of time, then the Company would provide Mr. Whitehurst with an additional $150,000.

The provisions of Mr. Whitehurst’s Executive Employment Agreement governing severance payments are discussed below under “Potential Payments Upon Termination or Change in Control—Chief Executive Officer.”

Other Named Officers

Each of our Named Officers (other than Mr. Whitehurst) entered into an offer letter with us at the time his employment with the Company began. The Company has no continuing obligations under the offer letters.

Indemnification

Each of our Named Officers has entered into an indemnification agreement with the Company. In general, the indemnification agreements provide that the Company will, to the fullest extent permitted by law, and subject to certain limitations and exceptions, indemnify the Named Officer against expenses, judgments, fines, penalties and amounts paid in settlement that may be incurred in connection with the defense or settlement of threatened, pending or completed proceedings to which the Named Officer becomes subject in connection with his service as an officer of the Company or in connection with other services performed by him at the request of the Company (such as service as a director of a subsidiary of the Company). The indemnification agreements also provide for indemnification rights regarding both third-party claims and proceedings brought by or in the right of the Company. In addition, the indemnification agreements provide for the advancement of expenses incurred by the Named Officer under certain circumstances. The indemnification agreements are not exclusive of any other rights to indemnification or advancement of expenses to which the Named Officer may be entitled, including any rights arising under the Company’s Amended and Restated Certificate of Incorporation, as amended or By-laws, a separate agreement with the Company or applicable law.

Grants of Plan-Based Awards in Fiscal 2009

The following table sets forth information regarding all incentive plan awards granted to our Named Officers during Fiscal 2009.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
			Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
James M. Whitehurst	10/16/2008	9/23/2008							87,500	1,097,250
	5/27/2008	5/22/2008				—	87,500	175,000		4,173,750
		4/22/2008	175,000	700,000	1,400,000

Paul J. Cormier	10/16/2008	9/23/2008							25,000	313,500
	5/27/2008	5/22/2008				—	25,000	50,000		1,192,500
		4/22/2008	79,688	318,750	637,500

Charles E. Peters, Jr.	10/16/2008	9/23/2008							25,000	313,500
	5/27/2008	5/22/2008				—	25,000	50,000		1,192,500
		4/22/2008	79,688	318,750	637,500

Alex Pinchev	10/16/2008	9/23/2008							25,000	313,500
	5/27/2008	5/22/2008				—	25,000	50,000		1,192,500
		4/22/2008	79,688	318,750	637,500

Michael R. Cunningham	10/16/2008	9/23/2008							25,000	313,500
	5/27/2008	5/22/2008				—	25,000	50,000		1,192,500
		4/22/2008	70,313	281,250	562,500

(1)	These columns show the potential value of the payout for each Named Officer under the EVC Plan and pursuant to the 2006 Performance Compensation Plan as if the threshold, target or maximum goals had been satisfied for the performance measures established for Fiscal 2009 by the Compensation Committee. Actual bonus payments to Named Officers under the EVC Plan for Fiscal 2009 performance are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”
(2)	These columns show the number of shares underlying PSUs granted in Fiscal 2009 that may be earned by each Named Officer pursuant to the 2006 Performance Compensation Plan and under the 2004 Long-Term Incentive Plan if the threshold, target or maximum goals had been satisfied for the performance measures established pursuant to the terms and conditions of the PSU Award Agreement approved by the Compensation Committee. The SFAS 123R value of actual grants of PSUs to Named Officers under the 2004 Long-Term Incentive Plan for Fiscal 2009 performance is included in the Summary Compensation Table above in the column titled “Stock Awards.”
(3)	Amounts in this column reflect RSAs granted in Fiscal 2009 to Named Officers under the 2004 Long-Term Incentive Plan. The RSAs for Named Officers other than Mr. Whitehurst vest over a four-year period, 25% after one year and quarterly thereafter over an additional three years. The RSAs granted to Mr. Whitehurst upon commencement of his employment vest at a rate of 25% per year. Subsequent grants to Mr. Whitehurst vest 25% after one year and 6.25% per quarter thereafter. For further discussion see above under the section entitled “Compensation Discussion and Analysis—Components of Compensation—Equity Compensation.” The SFAS 123R value of RSAs granted to Named Officers under the 2004 Long-Term Incentive Plan for Fiscal 2009 is included in the Summary Compensation Table above in the column titled “Stock Awards.”
(4)	This column reflects the full grant date fair value of the equity awards granted to the Named Officer in Fiscal 2009 calculated in accordance with SFAS 123R. The values shown in this column are calculated assuming the maximum goals had been satisfied for PSUs as set forth in footnote (2) above and described in more detail under the section entitled “Compensation Discussion Analysis—Components of Compensation—Equity Compensation.” A discussion of the assumptions used in calculating these values may be found in “NOTE 2—Summary of Significant Accounting Policies” in the Company’s Annual Report on Form 10-K for Fiscal 2009.

Outstanding Equity Awards at End of Fiscal 2009

The following table sets forth information on the current holdings of stock option and stock awards by our Named Officers as of February 28, 2009.

	Option Awards (1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Grant Date	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
James M. Whitehurst	125,000	1/09/2008	375,000	19.95	1/9/2013
						218,750	2,994,688
								175,000	2,395,750
Paul J. Cormier	115,000 131,250 42,187 6,250	12/28/2004 7/25/2005 10/16/2006 7/22/2003	— 18,750 32,813 —	13.16 15.34 19.84 6.76	12/28/2009 7/25/2010 10/16/2011 7/22/2013
						57,540	787,723
								201,000	2,751,690
Charles E. Peters, Jr.	98,437 42,187 32,624 257,376	4/19/2005 10/16/2006 8/31/2004 8/31/2004	6,563 32,813 — —	10.70 19.84 12.26 12.26	4/19/2010 10/16/2011 8/31/2014 8/31/2014
						96,200	1,316,978
								58,636	802,727
Alex Pinchev	12,500 54,687 42,187	12/28/2004 7/25/2005 10/16/2006	— 10,938 32,813	13.16 15.34 19.84	12/28/2009 7/25/2010 10/16/2011
						92,000	1,259,480
								58,362	798,976
Michael R. Cunningham	49,175 28,125 18,132 106,868	7/25/2005 10/16/2006 6/15/2004 6/15/2004	7,025 21,875 — —	15.34 19.84 22.06 22.06	7/25/2010 10/16/2011 6/15/2014 6/15/2014
						51,408	703,776
								85,000	1,163,650

(1)	With the exception of Mr. Whitehurst’s options, all options listed above are exercisable 25% on the first anniversary of the date of grant and 6.25% per quarter thereafter. Mr. Whitehurst’s options vest over a four-year period, 25% on each anniversary of the date of grant.
(2)	Amounts in this column reflect RSAs granted to Named Officers and outstanding as of February 28, 2009. All RSAs listed above, except for RSAs granted to Mr. Whitehurst in connection with the commencement of his employment, vest 25% on the first anniversary date and quarterly thereafter over three years. The initial RSA granted to Mr. Whitehurst vests over a four-year period, 25% on each anniversary of the date of grant. Information presented aggregates all historical grants of RSAs.
(3)	The market value of the shares was calculated by multiplying the number of shares of common stock by $13.69, the closing price of common stock on February 27, 2009.
(4)	Amounts in this column reflect PSUs granted to Named Officers and outstanding as of February 28, 2009 and reflect maximum payout potential of award as described in the Grants of Plan-Based Awards in Fiscal 2009 table above.

Option Exercises and Stock Vested in Fiscal 2009

The following table sets forth information on the number and value of stock options exercised and stock vested during Fiscal 2009 for our Named Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
James M. Whitehurst	—	—	43,750	676,375
Paul J. Cormier	—	—	53,883	1,031,431
Charles E. Peters, Jr.	—	—	36,322	627,746
Alex Pinchev	118,750	1,187,500	32,921	566,375
Michael R. Cunningham	—	—	29,882	517,901

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price of our common stock at the time of exercise.
(2)	The value realized on vesting is based on the closing price of the common stock on the date of vesting.

Potential Payments Upon Termination or Change in Control

Each of our Named Officers is eligible to receive certain payments upon certain types of termination of employment. The details regarding these payments are contained in (i) the Named Officer’s employment agreement, (ii) the Senior Management Severance Plan (the “Severance Plan”), (iii) the Named Officer’s option award and restricted stock award agreements and/or (iv) the Senior Management Change in Control Severance Policy (the “Change in Control Policy”).

Severance Payments

Chief Executive Officer.    If the Company terminates Mr. Whitehurst’s employment without Cause (as defined in his Executive Employment Agreement) or if Mr. Whitehurst resigns for Good Reason (as defined in his Executive Employment Agreement), subject to the Company’s receiving a valid release of claims and Mr. Whitehurst’s compliance with noncompete, nonsolicitation and other covenants, Mr. Whitehurst will be entitled to receive (1) 150% of his then current annualized base salary, (2) a prorated portion of his current target bonus, and (3) health care coverage paid by the Company for himself and his beneficiaries for a period of no longer than 18 months following his termination. In addition, any portion of a prior stock award that is outstanding but unvested and which would otherwise have vested during the subsequent 18 months, will immediately vest. Mr. Whitehurst’s right to exercise any outstanding stock options will end on the earlier of the first anniversary of his termination or the expiration of the option’s maximum term.

If the Company terminates Mr. Whitehurst’s employment for Cause or Mr. Whitehurst resigns without Good Reason, he will be entitled to payment of his base salary through the date his employment terminates and shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company or as required by law.

Other Named Officers.    If the Company terminates a Named Officer’s (other than Mr. Whitehurst) employment without Good Cause (as defined in the Severance Plan) or if the Named Officer resigns for Good Reason (as defined in the Severance Plan), subject to the Company’s receipt of a valid release of claims and the Named Officer’s compliance with noncompete, nonsolicitation and other covenants, the Named Officer will be entitled to receive (1) 175% of his then current annualized base salary and (2) a lump sum payment equal to 100% of the premium for the continuation of health, dental and vision coverage for 12 months for himself and his eligible dependents. In addition, any equity awards with vesting that is not performance-based shall continue to vest and the Named Officer will be able to exercise the equity awards for 180 days following termination. For equity awards with vesting that is performance-based, the Named Officer will enjoy continued status as an employee, solely for purposes of the awards, for up to 180 days following termination.

If the Company terminates the Named Officer for Good Cause, or if he voluntarily resigns from the Company other than for Good Reason, the Named Officer shall have no further right to receive any compensation or benefits after the termination or resignation, other than compensation or benefits that are generally provided for all salaried employees upon resignation or termination under similar circumstances.

Change in Control Payments

Chief Executive Officer.    If (a) the Company terminates Mr. Whitehurst’s employment without Cause either within three months prior to or upon or within 24 months following a Change in Control (as such terms are defined in his Executive Employment Agreement), or (b) Mr. Whitehurst terminates his employment for Good Reason upon or within 24 months following the occurrence of a Change in Control (as such terms are defined in his Executive Employment Agreement), subject to the Company receiving a valid release of claims, he will be entitled to receive (1) 200% of his then current annualized base salary, (2) 200% of his then current target bonus, (3) a prorated portion of his then current target bonus, (4) health care coverage paid by the Company for himself and his beneficiaries for a period of no longer than 24 months following his termination, and (5) term life insurance in the same amount of death benefit protection that he enjoyed under Company-provided life insurance coverage on the date of his termination of employment paid by the Company for a period of 24 months following his termination. In addition, any portion of a prior stock award previously granted to Mr. Whitehurst will immediately vest. If any amounts payable under his Executive Employment Agreement or any other amounts in the nature of compensation result in the imposition of the “golden parachute” excise tax, Mr. Whitehurst will receive a tax gross-up payment to offset the tax liabilities created by the excise tax.

Other Named Officers.    Each Named Officer who was employed by the Company on February 28, 2009 (other than Mr. Whitehurst) is a party to stock option, RSA and PSU agreements that provide for accelerated vesting under certain circumstances after a Change in Control (as defined in the agreements) of the Company. Upon a Change in Control of the Company, the Named Officer’s PSUs will automatically be considered earned and convert into shares of restricted stock as if the Named Officer met the target performance level. Thereafter, if the Named Officer’s restricted stock or stock option grants are assumed or converted in connection with the Change in Control, and if the Named Officer’s relationship with the Company or its successor is terminated within one year after the Change in Control without Good Cause (as defined in the agreements) by the Company or its successor or with Good Reason (as defined in the agreements) by the Named Officer, then unvested restricted stock and stock option grants would vest. If the Named Officer’s restricted stock is not assumed or converted in connection with a Change in Control, then the restricted stock would be treated as vested immediately prior to the Change in Control. If the Named Officer’s stock option grants are not assumed or converted in connection with a Change in Control, then the Named Officer would receive a lump sum cash payment in an amount based in part on the fair market value of the shares underlying the stock option grant on the day preceding the Change in Control.

Pursuant to the Change in Control Policy, each Named Officer who was employed by the Company on February 28, 2009 (other than Mr. Whitehurst) will be eligible for lump sum cash payments if the Named Officer’s employment is terminated under certain circumstances after a Change in Control (as defined in the Change in Control Policy) of the Company. These payments will be in lieu of, and not in addition to, any other severance payments to which a Named Officer may be entitled. Under the Change in Control Policy, if the Company or its successor terminates the Named Officer within one year after the Change in Control without Good Cause (as defined in the Change in Control Policy) or with Good Reason (as defined in the Change in Control Policy) by the Named Officer, then the Named Officer will be eligible to receive:

•

a lump sum payment equal to two times the sum of the Named Officer’s then-current annual base salary plus an amount equal to the average of the annual bonuses earned by the Named Officer during the two previous fiscal years;

•

continuation of the Named Officer’s and his eligible dependents’ coverage under the Company’s welfare benefit plans as in effect on the date of termination until the earlier of two years following the date of termination or the date the Named Officer or his eligible dependents become eligible for comparable benefits from another employer; provided, however, the Named Officers’ must continue to contribute the employee share of premiums as from time to time applicable to employees of the Company generally, in order to continue such coverage; and

•

a pro-rata incentive bonus, if any, to which he or she would have been entitled in accordance with the Company’s annual bonus plan calculated through the Named Officer’s termination, but based on the targets achieved prior to the Named Officer’s date of termination.

In the event that compensation paid to the Named Officer by the Company is subject to tax imposed by Section 4999 of the Code, the Company will reimburse the Named Officer for the amount of any excise tax paid under Section 4999 and increase the amount paid to cover any additional taxes imposed in connection with the reimbursement.

Potential Payments Upon Termination or Change in Control Table

The following table sets forth information on the potential payments to Named Officers upon termination or change of control of the Company, assuming the termination or change of control took place on February 28, 2009.

		Accelerated Vesting of 2004 Long- Term Incentive Plan Awards
Name	Cash Severance Payment ($)	Stock Options $ (1)	Restricted Stock $ (2)		PSUs $ (3)	Welfare Benefits ($) (4)	Excise Gross Up Payment ($)	Total ($)
James M. Whitehurst
• Change in Control With Termination Without Cause or With Good Reason	2,800,000	—	2,994,688		898,406	30,000	1,820,413	8,543,507
• Termination Without Cause or With Good Reason	1,050,000	—	1,123,008		898,406	22,500	—	3,093,914

Paul J. Cormier
• Change in Control With Termination Without Cause or With Good Reason	1,449,149	—	787,723		256,688	15,000	—	2,508,560
• Termination Without Cause or With Good Reason	743,750	—	97,322	(5)	—	15,000	—	856,072

Charles E. Peters, Jr.
• Change in Control With Termination Without Cause or With Good Reason	1,449,149	19,623	802,727		256,688	15,000	—	2,543,187
• Termination Without Cause or With Good Reason	743,750	19,623	125,797	(5)	—	15,000	—	904,170

Alex Pinchev
• Change in Control With Termination Without Cause or With Good Reason	1,449,149	—	798,976		256,688	15,000	—	2,519,813
• Termination Without Cause or With Good Reason	743,750	—	142,253	(5)	—	15,000	—	901,003

Michael R. Cunningham
• Change in Control With Termination Without Cause or With Good Reason	1,215,213	—	703,776		256,688	15,000	—	2,190,677
• Termination Without Cause or With Good Reason	656,250	—	118,186	(5)	—	15,000	—	789,436

(1)	Amounts in this column describe the value of stock options that would vest upon the triggering event described in the leftmost column. The value of stock options is based on the difference between the exercise price of the options and the $13.69 closing price per share of our common stock on February 27, 2009.
(2)	Amounts in this column describe the value of RSAs that would vest upon the triggering event described in the leftmost column, based on the $13.69 closing price per share of our common stock on February 27, 2009.
(3)	Amounts in this column describe the value of PSUs that would vest upon the triggering event described in the leftmost column, based on the $13.69 closing price per share of our common stock on February 27, 2009.
(4)	Amounts in this column describe the estimated cost of providing welfare benefits during the severance period (assumed to be $15,000 per year).
(5)	Upon termination, executive’s equity awards continue to vest until the earlier of (i) the 180th day after the executive termination date or (ii) the expiration of the award. For purposes of amounts shown in this table, the value of shares that would have vested during that period has been calculated as if the shares vested on the date of termination.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of February 28, 2009.

	(a)		(b)		(c)
Plan Category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	20,365,642	(2)	15.90	(3)	10,167,930	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	20,365,642	(2)	15.90	(3)	10,167,930	(4)

(1)	This table excludes an aggregate of 253,223 shares of common stock with a weighted-average exercise price of $9.38 per share that are issuable upon exercise of options issued under compensation plans of the following entities: Akopia, Inc., BlueCurve, Inc., Cygnus Solutions, Inc., JBoss, Inc., Planning Technologies, Inc., Sistina Software, Inc., and Wirespeed Communications Corporation (collectively, the “Acquired Companies”). The Company assumed these options in connection with the acquisition of the Acquired Companies. No additional shares of common stock remain available for future issuance under the Acquired Companies’ compensation plans. The table also excludes 825,746 shares of common stock underlying outstanding RSAs issued under the 2004 Long-Term Incentive Plan which are subject to forfeiture and would become available for future issuance if service conditions are not satisfied.
(2)	This number includes awards of stock options, restricted stock units (“RSUs”), DSUs, and PSUs broken out as follows: (i) 15,552,139 shares of common stock underlying outstanding stock options, and (ii) 4,813,503 shares of common stock underlying outstanding DSUs, RSUs, and PSUs. For purposes of this table, PSUs are calculated as outstanding at the maximum payout amount set forth in the “Grants of Plan-Based Awards” table above, however, actual payout amount may be less than the maximum. For a discussion of PSUs see “Compensation and Other Information Concerning Executive Officers—Compensation Discussion and Analysis—Components of Compensation—Equity Compensation.” Such outstanding awards were issued under stockholder-approved plans as follows: (i) 13,179,328 shares of common stock issuable under the 2004 Long Term Incentive Plan, (ii) 7,090,651 shares of common stock issuable under the Company’s 1999 Stock Option and Incentive Plan (no additional shares of common stock remain available for future issuance under this plan), and (iii) 95,663 shares of common stock issuable under the Company’s 1998 Stock Option Plan, as amended (no additional shares of common stock remain available for future issuance under this plan).
(3)	The weighted average exercise price in Column (b) excludes a total of 5,639,249 full value awards (RSAs, DSUs, PSUs, and RSUs) with no exercise price with a weighted average fair market value of $16.95.
(4)	Consists of 9,872,032 shares of common stock remaining available for future issuance under the 2004 Long-Term Incentive Plan (excluding shares reflected in Column (a)) and 295,898 shares of common stock remaining available for issuance under the 1999 Employee Stock Purchase Plan, as amended. Effective August 2008, issuances of full-value awards reduce the number of securities remaining available under the 2004 Long-Term Incentive Plan, as amended on a one-for-one basis. Full-value awards issued under the current 2004 Long-Term Incentive Plan reduce the number of securities remaining available under the plan on a one-for-one basis, however, awards granted August 2006 through August 2008 reduced the number of securities remaining at a rate of 1.6 shares for each full value share awarded and awards granted August 2004 through August 2008 reduced the number of securities remaining at a rate of 1.25 shares for each full value share awarded. A total of 10,167,934 shares underlying full value awards have been issued and are reflected as outstanding in Column (a), however, these shares have been deducted from the plan at a rate of 1.6 shares or 1.25 shares for each full value share awarded during the periods identified above resulting in a total additional debit of 1,700,254 shares.

OTHER MATTERS

Stockholder Proposals

Stockholders may submit proposals for consideration at our 2010 Annual Meeting of Stockholders (“2010 Annual Meeting”). If you would like Red Hat to consider including your proposal in next year’s proxy statement for the 2010 Annual Meeting, the Corporate Secretary must receive the written proposal at our principal executive offices no later than March 5, 2010.

If you wish to submit a matter for consideration at our 2010 Annual Meeting of Stockholders (including any stockholder proposal or director nomination) that is not intended to be included in next year’s proxy statement, written notice must be delivered to our Corporate Secretary no later than the close of business on April 15, 2010, nor earlier than March 16, 2010. However, if our 2010 Annual Meeting is advanced by more than 30 days before or delayed by more than 60 days after the anniversary date of the 2009 Annual Meeting, a notice by the stockholder will be timely if it is received not earlier than the 90th day prior to the 2010 Annual Meeting and not later than the close of business on the later of (i) the 60th day prior to the 2010 Annual Meeting or (ii) the 10th day following the day on which public announcement of the date of the 2010 Annual Meeting is first made.

All matters submitted must comply with the applicable requirements or conditions established by the SEC and our By-laws. Proposals should be addressed to: Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina, 27606, Attn: Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports of ownership of, and transactions in, our securities with the SEC. Such directors, executive officers and 10% holders are then required to furnish us with copies of all Section 16(a) reports they file.

Based on a review of the reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during Fiscal 2009 all filings required to be made by reporting persons were timely made.

Appendix A

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the 2009 Annual Meeting of Stockholders

INTERNET http://proxyvoting.com/rht Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼ FOLD AND DETACH HERE ▼

							Please mark your votes as indicated in this example		☒

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
1.	To elect two members to the Board of Directors, each to serve for a three-year term as a Class I Director:	☐	☐	☐	2.	To ratify the selection of PricewaterhouseCoopers LLP as Red Hat’s independent registered public accounting firm for the fiscal year ending February 28, 2010.	☐	☐	☐
NOMINEES:
01 Ms. Micheline Chau 02 Dr. Marye Anne Fox
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)					The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the 2009 Annual Meeting or any adjournments thereof.
*	Exceptions
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF NOMINEES FOR DIRECTOR AND THE RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Please sign exactly as name appears above. Joint owners must both sign. Attorney, executor, administrator, trustee or guardian must give full title as such. A corporation or partnership must sign its full name by an authorized person.

You can now access your Red Hat, Inc. account online.

Access to your Red Hat, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Red Hat, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am – 7pm

Monday-Friday Eastern Time

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

TOLL FREE NUMBER: 1-800-370-1163

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING TO BE HELD ON AUGUST 13, 2009: THE NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS, THE PROXY STATEMENT, THIS PROXY CARD AND THE ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT HTTP://BNYMELLON.MOBULAR.NET/BNYMELLON/RHT

▼ FOLD AND DETACH HERE ▼

RED HAT, INC.

Annual Meeting of Stockholders to be held on August 13, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints DeLisa K. Alexander, R. Brandon Asbill and Mark E. Cook and each of them, with full power of substitution, as proxies to represent and vote all shares of stock of Red Hat, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on August 13, 2009, at 11:00 a.m., at the Company’s headquarters, 1801 Varsity Drive, Raleigh, North Carolina 27606, and at all adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated June 26, 2009, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250